Exhibit [10.3]

Certain information contained in this Exhibit has been redacted because it is both (1) immaterial and (2) of the type that the Company treats as private or confidential. The redaction of such information is indicated by [****].

EXECUTION VERSION

SECOND AMENDED AND RESTATED MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT
among
PLEXUS CORP., and
PLEXUS MANUFACTURING SDN. BHD.,
PLEXUS INTL. SALES & LOGISTICS, LLC,
PLEXUS SERVICES RO SRL
PLEXUS CORP. (UK) LIMITED
PLEXUS THAILAND CO., LTD.
and
EACH ADDITIONAL SELLER PARTY HERETO FROM TIME TO TIME
as the Sellers
PLEXUS CORP.,
as Seller Representative and
MUFG BANK, LTD.,
as the Purchaser
Dated as of November 5, 2025

31987751.v8

TABLE OF CONTENTS
Page
Section 1.1.    Definitions    1
Section 1.2.    Interpretation    16
SECTION 2.    PURCHASE AND SALE; UNCOMMITTED ARRANGEMENT; TERM.    16
Section 2.1.    Offer to Purchase; Purchase and Sale    16
Section 2.2.    Purchase Price    16
Section 2.3.    Seller Representative    17
Section 2.4.    Uncommitted Arrangement    17
Section 2.5.    Term    17
Section 2.6.    Maximum Facility Amount    18
Section 2.7.    Effect of Benchmark Transition Event    18
SECTION 3.    FEES; LATE PAYMENT AMOUNT.    18
Section 3.1.    Late Payment Amount    18
Section 3.2.    Payments Generally    18
SECTION 4.    NATURE OF FACILITY.    19
Section 4.1.    True Sale    19
Section 4.2.    No Purchaser Liability    19
Section 4.3.    Further Assurances    20
SECTION 5.    SERVICER.    20
Section 5.1.    Appointment of each Seller (other than Plexus Thailand) as a Servicer; Plexus Thailand Obligations    20
Section 5.2.    Servicing Covenants    21
Section 5.3.    Unidentified Collections on Receivables; Return of Collections    22
Section 5.4.    Past Due Receivables    23
Section 5.5.    Termination of Appointment    23
SECTION 6.    SERVICING REPORTS.    24
Section 6.1.    Servicing Reports    24
SECTION 7.    OTHER INFORMATION; THE SELLERS’ BOOKS AND RECORDS; INSPECTION; THE PURCHASER’S RECORDS.    24
Section 7.1.    Other Information    24
Section 7.2.    The Sellers’ Books and Records    24
Section 7.3.    Inspection    24
Section 7.4.    The Purchaser’s Records    25
SECTION 8.    CONDITIONS PRECEDENT.    25
Section 8.1.    Conditions Precedent to the Closing Date    25
Section 8.2.    Conditions Precedent to the A&R Closing Date    26
-i-

Section 8.3.    [Reserved].    26
Section 8.4.    [Reserved].    27
Section 8.5.    Conditions Precedent to Each Purchase    27
Section 8.6.    Conditions Subsequent to Each Purchase from Plexus Romania    27
SECTION 9.    REPRESENTATIONS AND WARRANTIES.    28
Section 9.1.    Generally    28
Section 9.2.    Purchased Receivables    29
SECTION 10.    COVENANTS.    32
Section 10.1.    The Sellers’ Covenants    32
SECTION 11.    REPURCHASE OF PURCHASED RECEIVABLES.    33
Section 11.1.    Repurchase Price    33
Section 11.2.    Repurchase    34
Section 11.3.    Repurchase Date    34
Section 11.4.    Guaranty    34
SECTION 12.    TAXES, ETC.    35
Section 12.1.    Taxes    35
Section 12.2.    Duties and Taxes    35
SECTION 13.    MISCELLANEOUS.    36
Section 13.1.    Indemnity    36
Section 13.2.    Expenses    37
Section 13.3.    Setoff    37
Section 13.4.    Notices, Addresses    37
Section 13.5.    Certificates and Determinations    38
Section 13.6.    Assignments and Transfers    38
Section 13.7.    Waivers, Remedies Cumulative    39
Section 13.8.    Accounting Treatment; Non-Reliance    39
Section 13.9.    Third Party Rights    39
Section 13.10.    Counterparts    39
Section 13.11.    Entire Agreement    39
Section 13.12.    Exclusion of Liability    39
Section 13.13.    Invalidity    40
Section 13.14.    Governing Law    40
Section 13.15.    Consent to Jurisdiction    40
Section 13.16.    WAIVER OF JURY TRIAL    41
Section 13.17.    USA Patriot Act    41
Section 13.18.    Confidentiality    41
Section 13.19.    Communication Through the Platform    41
Section 13.20.    Additional Sellers    42
Section 13.21.    Judgment Currency    42
Section 13.22.    Effect of Amendment and Restatement    42

-ii-

-iii-

Schedule A    Approved Obligors
Schedule B    UCC Information
Schedule C    Purchaser’s Account
Schedule D    Remittance Account

Exhibit A    Form of Purchase Request
Exhibit B    Form of Servicing Report
Exhibit C-1    Terms of Use of PrimeRevenue System
Exhibit C-2    Terms of Use of MUFG Platform
Exhibit C-3    Administrator Setup Form
Exhibit D    Form of Maximum Facility Amount Notice
-iv-

SECOND AMENDED AND RESTATED MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT
SECOND AMENDED AND RESTATED MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT, dated as of November 5, 2025 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among PLEXUS CORP., a Wisconsin corporation (“Plexus”), PLEXUS MANUFACTURING SDN. BHD., a private company limited by shares organized under the laws of Malaysia (“Plexus Malaysia”), PLEXUS INTL. SALES & LOGISTICS, LLC, a Delaware limited liability company (“Plexus Intl.”), PLEXUS SERVICES RO SRL, a company organized and existing under the laws of Romania (“Plexus Romania”), PLEXUS CORP. (UK) LIMITED, a company organized under the laws of Scotland (“Plexus UK”), PLEXUS THAILAND CO., LTD. a limited company in accordance with the Civil and Commercial Code of Thailand (“Plexus Thailand”), each Additional Seller party hereto from time to time (Plexus, Plexus Malaysia, Plexus Intl., Plexus Romania, Plexus Thailand and any Additional Seller are referred to herein as each, a “Seller”, and collectively, the “Sellers”), Plexus, as seller representative and as a guarantor (in such capacity, the “Guarantor”), and MUFG BANK, LTD. (the “Purchaser”).
Recital:
From time to time during the term hereof, each Seller may sell accounts receivable to the Purchaser, and the Purchaser may in its sole discretion agree to purchase such accounts receivable from such Seller, in each case, on the terms and conditions set forth in this Agreement.
SECTION 1.DEFINITIONS AND INTERPRETATION.
Section 1.1.Definitions. In this Agreement, the following terms shall have the meanings ascribed thereto:
“A&R Closing Date” means, subject to Section 8.2, the date of this Agreement.
“Additional Seller” means any Person that becomes a Seller hereunder pursuant to Section 13.20.
“Adverse Claim” means any mortgage, assignment, security interest, pledge, lien or other encumbrance securing any obligation of any Person or any other type of adverse claim or preferential arrangement having a similar effect (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof), in each case other than as arising under this Agreement.
“Affiliate” means any Person controlling, controlled by or under common control with, a Seller.
“Agreement” as defined in the preamble hereto.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Purchaser, any Seller, or their respective Subsidiaries from time to time concerning or relating to bribery, corruption or anti-money laundering, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Anti-Money Laundering Laws” means each of: (a) Executive Order No. 13224 on Terrorist Financings: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on September 23, 2001, (b) the PATRIOT Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956 and any successor statute thereto; (d) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); (e) the Bank Secrecy Act of 1970, and the rules and regulations promulgated thereunder; (f) the Act on Prevention of Transfer of Criminal Proceeds (Japan); (g) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); and (h) any other Applicable Law of the United States, Canada, Japan, the United Kingdom or any member state of the European Union or the Applicable Law of any jurisdictions in which any Seller, the Guarantor or any of their respective Subsidiaries operates or in which the proceeds of any purchase of Receivables under this Agreement will be used, or the Applicable Laws of any other relevant authority, in each case now or hereafter enacted to monitor, deter or otherwise prevent: (i) terrorism or (ii) the funding or support of terrorism or (iii) money laundering.
“Applicable Cost of Funds” means:
(a)with respect to any Receivable denominated in Dollars, the Base Rate for a period equal to the Discount Period applicable to such Receivable determined as of two (2) Business Days prior to the applicable Purchase Date for such Receivable (or portion thereof);
(b)    with respect to any Receivable denominated in Euro, EURIBOR for a period equal to the Discount Period applicable to such Receivable determined as of two (2) Business Days prior to the applicable Purchase Date for such Receivable (or portion thereof); and
(c)    with respect to any Receivable denominated in Sterling, FTSE Term SONIA for a period equal to the Discount Period applicable to such Receivable determined on the applicable Purchase Date for such Receivable (or portion thereof);
provided, however, that if any of the foregoing Applicable Cost of Funds is less than 0%, then such Applicable Cost of Funds shall be deemed to be 0%
“Applicable Margin” means with respect to Receivables owed by each Approved Obligor, the rate per annum set forth under the heading “Applicable Margin” for such Approved Obligor on Schedule A, as may be as adjusted from time to time as mutually agreed in writing (which may be via email or in any Purchase Request) by the Seller Representative and the Purchaser.
“Approved Abbott Subsidiary Obligors” means each of Alere San Diego, Inc. Abbott Point of Care Inc., St. Jude Medical, Inc., SJM Coordination Center BVBA, SJM

Implantable Electronic Systems Div., St. Jude Medical Operations (Malaysia) Sdn. Bhd. and Alere Technologies GmbH.
“Approved Honeywell Subsidiary Obligors” means each of Honeywell Elster Solutions, LLC and Honeywell Elster American Meter.
“Approved Obligor” means each Obligor listed on Schedule A, as such list may be amended from time to time to add or delete any Obligor as mutually agreed in writing by the Seller Representative and the Purchaser; provided, that (i) each Approved Honeywell Subsidiary Obligor shall be deemed to be an Approved Obligor with respect to those Receivables that arise under a Contract between a Seller and such Approved Honeywell Subsidiary Obligor for which Honeywell International, Inc. is obligated to pay all amounts owing on such Receivable in accordance with the terms of such Contract, and, for all purposes hereunder, the Approved Obligors with respect to such Receivables shall be both the applicable Approved Honeywell Subsidiary Obligor and Honeywell International, Inc., and (ii) each Approved Abbott Subsidiary Obligor shall be deemed to be an Approved Obligor with respect to those Receivables that arise under a Contract between a Seller and such Approved Abbott Subsidiary Obligor for which Abbott Laboratories is obligated to pay all amounts owing on such Receivable in accordance with the terms of such Contract, and, for all purposes hereunder, the Approved Obligors with respect to such Receivables shall be both the applicable Approved Abbott Subsidiary Obligor and Abbott Laboratories.
“Approved Obligor Buffer Period” means for each Approved Obligor, the number of days set forth under the heading “Approved Obligor Buffer Period” for such Approved Obligor on Schedule A, as adjusted from time to time, based on the payment history of the Receivables of such Approved Obligor, as mutually agreed in writing (which may be via email) by the Seller Representative and the Purchaser.
“Approved Obligor Sublimit” means for each Approved Obligor, the amount set forth under the heading “Approved Obligor Sublimit” for such Approved Obligor on Schedule A, as adjusted from time to time as mutually agreed in writing (which may be via email) by the Seller Representative and the Purchaser.
“Base Rate” means Term SOFR.
“Benchmark” means, initially, as applicable, the Term SOFR Reference Rate for the applicable tenor of SOFR; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate for such tenor of SOFR, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to the provisions hereof.
“Benchmark Replacement” means the Cost of Funds Rate in respect of any Purchased Receivable.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clauses (a) and (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein; and
(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.
(c)“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein;
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein; or
(c)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that no tenor of such Benchmark that would permit the determination of such Benchmark for usage as set forth herein is, or as of a specified future date will be, representative.
“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.
“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed; provided that, when used in connection with determining (i) EURIBOR, the term “Business

Day” shall also exclude any day that is not a TARGET Day, and (ii) FTSE Term SONIA, the term “Business Day” shall also exclude any day on which banks in London are closed.
“Certification of Beneficial Owner(s)” means a certificate in form and substance satisfactory to the Purchaser regarding beneficial ownership of each Seller as required by the Beneficial Ownership Rule.
“Closing Date” means October 4, 2016.
“Collections” means, with respect to any Purchased Receivable, all payments made on such Purchased Receivable and any other payments, receipts or recoveries received by a Seller with respect to such Purchased Receivable.
“Conforming Changes” means, with respect to the Benchmark at any time, any conforming changes to the definition thereof, applicable tenor, timing of publication and frequency of determining such rate and making payments and other technical, administrative or operational matters as may be appropriate, in the discretion of the Purchaser, to reflect the adoption and implementation of such rate, and to permit the administration thereof by the Purchaser in a manner substantially consistent with market practice (or, if the Purchaser determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rates exist, in such other manner of administration as the Purchaser determines is reasonably necessary in connection with this Agreement).
“Contract” means, with respect to any Receivable, the applicable contract or purchase order with respect to such Receivable between a Seller and the applicable Approved Obligor, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Conversion Date” as defined in Section 13.21.
“Cost of Funds Rate” means the rate per annum quoted from time to time as such by the Purchaser, which rate shall be reasonably determined and calculated by the Purchaser, taking into account factors including, but not limited to, the Purchaser’s external and internal funding costs and prevailing interbank market rates and conditions. Notwithstanding the foregoing, if the Cost of Funds Rate shall be less than 0%, such rate shall be deemed 0% for purposes of this Agreement. To the extent any Purchase Requests are to funded using a Discount that is calculated based on the Cost of Funds Rate, the Purchaser shall, upon a Seller’s request, confirm the Cost of Funds Rate then in effect.
“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 9, 2022, among Plexus, the subsidiary borrowers from time to time party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as a lender, an LC Issuer, a swing line lender and as administrative agent.
“Designated Currency” means Euro, Dollar or Sterling.

“Dilution” means, with respect to any Receivable, any discount, adjustment, deduction, or reduction that would have the effect of reducing the amount of part or all of such Receivable.
“Discount” means, with respect to any Receivable, the amount determined as the “Discount” in the calculation of the Purchase Price for such Receivable pursuant to Section 2.2.
“Discount Period” means, with respect to any Receivable, the number of days from (and including) the applicable Purchase Date of such Receivable to (but not including) the date which is the number of days after the Maturity Date of such Receivable equal to the Approved Obligor Buffer Period for the Approved Obligor of such Receivable plus the applicable remittance period set forth in clause (x) of the second sentence in Section 5.2 with respect thereto.
“Discount Rate” means, with respect to any Receivable, a rate per annum equal to the sum of (i) the Applicable Cost of Funds with respect to such Receivable, plus (ii) the Applicable Margin for the Obligor of such Receivable.
“Dispute” means, with respect to any Receivable, any Dilution with respect to such Receivable (other than any Dilutions specifically taken into account in determining the Purchase Price for such Receivable), or any claim, offset, defense, counterclaim, discount, allowance, or warranty issue of any kind between a Seller and the applicable Approved Obligor (or any of their respective affiliates) relating to such Receivable, including, without limitation, any products liability claim arising out of or in connection with such Receivable.
“Dollar” and “$” means the lawful currency of the United States of America.
“EURIBOR” means, subject to Section 2.7, with respect to a Receivable denominated in Euro, the rate (calculated on the basis of actual days elapsed over a 360-day year) per annum equal to the Euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for Euros displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), as published at 11:00 a.m. (Central European Time), two Business Days immediately preceding the related Purchase Date with respect to such Receivable (or portion thereof) for deposits in Euros with a term equal to the Discount Period for such Receivable; provided that if such day is not a day on which banks are open for dealings in Euros, “EURIBOR” shall be the relevant rate most recently available. If such rate is not available at such time for any reason, then EURIBOR shall be a rate per annum equal to the average (rounded upwards if necessary to the nearest 1/100th of 1%) of the rates per annum at which deposits in Euros with a term equal to the Discount Period in a principal amount substantially equal to the applicable Purchase Price are offered to the principal London office of the Purchaser by three London banks, reasonably selected by the Purchaser in good faith. Notwithstanding the foregoing, (i) if EURIBOR shall be less than 0%, such rate shall be deemed to be 0.001% for purposes of this Agreement and (ii) if the Discount Period does not correspond to any available rate term, then EURIBOR shall be the rate per annum (rounded to the same number of decimal places as EURIBOR) determined by the Purchaser (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR for the longest period for which EURIBOR is available that is shorter than the applicable Discount Period; and (b) the EURIBOR for the shortest period for which such EURIBOR is available that exceeds the applicable Discount Period, in each case, at such time; provided, however, that if the applicable Discount Period is less than one week, EURIBOR with a one week tenor shall be used.
“Euro” means the single currency of the Participating Member States.
“European Union” means the region comprised of member states of the European Union pursuant to the Treaty establishing the European Community (signed in Rome on 25 March 1967) as amended by the Treaty on the European Union (signed in Maastricht on 7 February 1992).
“Existing Agreement” means that certain Master Accounts Receivable Purchase Agreement, dated as of October 4, 2016, entered into by and between the Purchaser, Plexus and Plexus Malaysia, as amended and restated pursuant to the Amended and Restated Master Accounts Receivable Purchase Agreement, dated as of December 14, 2016, entered into by and between the Purchaser, Plexus, Plexus Malaysia, Plexus Romania and Plexus UK, as amended, modified or otherwise supplemented through, and not including, the A&R Closing Date.
“Final Collection Date” means the Business Day following the termination of purchases under this Agreement on which all amounts to which the Purchaser shall be entitled in respect of Purchased Receivables and all other amounts owing to the Purchaser hereunder and under the other Purchase Documents are paid in full.
“FTSE Term SONIA” means, subject to Section 2.7, with respect to a Receivable denominated in Sterling, the rate (calculated on the basis of actual days elapsed over a 360-day year) per annum equal to the FTSE Term SONIA for a tenor comparable to the number of days in the applicable Discount Period, as such rate is published two Business Days immediately preceding the related Purchase Date with respect to such Receivable (or portion thereof) for deposits in Sterling, by FTSE Russell, a London Stock Exchange Group Business (or by any other commercially available source which publishes FTSE Term SONIA as designated by the Purchaser from time to time) with a term equal to the Discount Period for such Receivable; provided that if such day is not a day on which FTSE Term SONIA is published, FTSE Term SONIA shall be the relevant rate most recently available. If FTSE Term SONIA ceases to be published, then the Purchaser shall elect, at its discretion, to either (i) use the term SONIA reference rate published by an alternative benchmark administrator (such as ICE Benchmark Administration Limited) or (ii) designate an alternative rate, such as the Bank of England’s Bank Rate. Notwithstanding the foregoing, (i) if FTSE Term SONIA shall be less than 0%, such rate shall be deemed to be 0.001% for purposes of this Agreement and (ii) if the Discount Period does not correspond to any available rate term, then FTSE Term SONIA shall be shall be an Interpolated Rate.
“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof.

“GBP” and “Sterling” means the lawful currency of the United Kingdom.
“Goods” means, with respect to any Receivable, those goods sold by a Seller to the applicable Approved Obligor and any related services provided by such Seller to such Approved Obligor pursuant to the applicable Contract.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantor” as defined in the preamble hereto.
“Indemnified Liabilities” as defined in Section 13.1.
“Indemnified Party” as defined in Section 13.1.
“Insolvency Event” means, with respect to any Person, such Person (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); or (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; or (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; or (iv) institutes or has instituted against it a proceeding seeking judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency Law or other similar Law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof; or (v) has a resolution passed for its winding-up, official management or liquidation; or (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; or (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter, or (viii) causes or is subject to any event with respect to it which, under the applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive), or (ix) takes any corporate or other organizational action to authorize any of the foregoing.
“Interpolated Rate” means,
(a)with respect to any Purchased Receivable denominated in Dollars for which a published Term SOFR Reference Rate is not available for a tenor comparable to the relevant Discount Period, the rate per annum (rounded to the same number of decimal places as the Term SOFR Reference Rate) determined by the Purchaser (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) Term SOFR for the longest period for which a Term SOFR Reference Rate is available that is shorter than the relevant Discount Period; and (b) Term SOFR for the shortest period for which a Term SOFR Reference Rate is available that exceeds the relevant Discount Period, with Term SOFR, in each case, determined using the applicable publication date specified in the definition of “Term SOFR”. Without limiting the generality of the foregoing, if the relevant Discount Period is less than one (1) month, the Interpolated Rate shall be equal to the rate that results from interpolating on a linear basis between: (c) SOFR, with SOFR determined using the publication date specified in the definition of “SOFR”; and (d) Term SOFR for a one (1) month tenor, with Term SOFR determined using the publication date specified in the definition of “Term SOFR”. Notwithstanding the foregoing, if the sum of the values described in clauses (a), (b), (c) or (d) above, is less than 0%, then the sum of the values described in any such clause that is less than 0% shall be deemed to be 0% for purposes of this Agreement.
(b)with respect to Purchased Receivables denominated in GBP, with respect to any Discount Period for which a published Term SONIA rate term is not available, at any time, the rate per annum (rounded to the same number of decimal places as FTSE Term SONIA) determined by the Purchaser (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) FTSE Term SONIA for the longest period for which FTSE Term SONIA is available that is shorter than the applicable Discount Period; and (b) FTSE Term SONIA for the shortest period for which FTSE Term SONIA is available that exceeds the applicable Discount Period, in each case, at such time; provided, however, that if the applicable Discount Period is less than one month, FTSE Term SONIA with a 1-month tenor shall be used.
“Invoice” means, with respect to any Receivable, the invoice with respect to such Receivable issued by a Seller to the applicable Approved Obligor for the payment for the applicable Goods supplied or related services provided pursuant to the applicable Contract.
“Judgment Currency” as defined in Section 13.21.
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.
“Late Payment Amount” as defined in Section 3.1.
“Maturity Date” means, with respect to any Receivable, the date on which such Receivable becomes due and payable as set forth in the applicable Invoice.
“Maximum Facility Amount” means the lesser of (i) such amount as notified in writing by the Purchaser to the Seller Representative from time to time by delivering to the Seller Representative a Maximum Facility Amount Notice (as of the date hereof and until delivery of the first Maximum Facility Amount Notice, the Maximum Facility Amount under this clause (i)

shall be $340,000,000), and (ii) the maximum amount of Receivables that the Sellers are permitted to sell under the Credit Agreement.
“Maximum Facility Amount Notice” means a notice substantially in the form of Exhibit D.
“MUFG Collection Account” means the account specified on Annex A to Amendment No. 4 to the Amended and Restated Master Accounts Receivable Purchase Agreement dated as of September 11, 2017, or such other account as the Purchaser notifies the Seller Representative from time to time.
“MUFG Platform” means the Purchaser’s communication tool accessible via the internet to enable clients to offer various Receivables for sale to the Purchaser and for the loading, approval and monitoring of such Receivables on a platform, the terms of use of which are set out in Exhibit C-2 and are hereby incorporated herein.
“Net Face Value” means, with respect to any Receivable, the amount payable by the applicable Approved Obligor under the applicable Invoice, net of any Taxes and any Dilutions specifically taken into account in determining the Purchase Price for such Receivable as of the applicable Purchase Date.
“Non-Payment Event” as defined in Section 5.4.
“Non-Payment Report” as defined in Section 5.4.
“Obligor” means, with respect to any Receivable, the Person that is obligated to make payments in respect of such Receivable pursuant to the applicable Contract.
“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control, or any successor thereto.
“Overdue Receivable” as defined in Section 5.4.
“Participating Member States” means any member state of the European Union that has the Euro as its lawful currency in accordance with the legislation of the European Union relating to Economic and Monetary Union.
“PATRIOT Act” as defined in Section 13.17.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Platform” means (i) initially the PrimeRevenue System, and (ii) effective on the date agreed between the Seller Representative and the Purchaser in writing (the “Transition Effectiveness Date”), the MUFG Platform. For the avoidance of doubt, upon the Transition Effectiveness Date, each Seller or the Seller Representative shall be required to deliver all

Purchase Requests and Servicing Reports via the MUFG Platform as set forth in this Agreement; provided, however, all representations and warranties, covenants and indemnification obligations of the Sellers shall survive with respect to all outstanding Purchased Receivables for which such Seller has submitted information via the “PrimeRevenue System” prior to the Transition Effectiveness Date.
“Plexus” as defined in the preamble hereto.
“Plexus Malaysia” as defined in the preamble hereto.
“Plexus Romania” as defined in the preamble hereto.
“Plexus Thailand” as defined in the preamble hereto.
“Plexus UK” as defined in the preamble hereto.
“Prime Commercial Rate” means the rate of interest most recently published in the Money Rates section of The Wall Street Journal from time to time as the Prime Rate in the United States of America or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Purchaser) or any similar release by the Federal Reserve Board (as determined by the Purchaser). Any change in such prime rate shall take effect at the opening of business on the day specified in the public announcement of such change.
“PrimeRevenue System” means the Purchaser’s communication tool accessible via the internet to enable clients to offer various receivables for sale to the Purchaser and for the loading, approval and monitoring of such receivables on a platform, the terms of use of which are set out in Exhibit C-1.
“Process Agent” as defined in Section 13.15.
“Proposed Repurchase Date” means, with respect to any Purchased Receivable, the date set forth in any notice delivered pursuant to Section 11.2 requiring the repurchase by the applicable Seller of such Purchased Receivable.
“Purchase Date” means with respect to any Purchased Receivable, the date on which such Purchased Receivable was purchased by the Purchaser in accordance with the terms and conditions hereof.
“Purchase Document” means each of this Agreement, each Purchase Request, and each Servicing Report, together with all other documents, instruments or agreements executed and delivered by a Seller or the Seller Representative to or for the benefit of the Purchaser in connection herewith.

“Purchase Price” means, with respect to any Receivable, the amount determined as the “Purchase Price” pursuant to Section 2.2.
“Purchase Request” means a Purchase Request entered through the Platform, or, if the Platform is not available, a request in the form of Exhibit A.
“Purchased Receivable” means a Receivable purchased by the Purchaser in accordance with the terms and conditions hereof; provided that a Receivable purchased hereunder and subsequently repurchased by the applicable Seller pursuant to the terms and conditions hereof shall, upon the Repurchase Date therefor and upon receipt by the Purchaser of the Repurchase Price therefor, cease to be a Purchased Receivable.
“Purchaser” as defined in the preamble hereto.
“Purchaser’s Account” means each of the accounts set forth on Schedule C hereto, or such other account as notified to the Purchaser from time to time by the Seller Representative in writing.
“Receivable” means the monetary obligation of an Obligor to a Seller arising under a Contract which is evidenced by an Invoice (including, if set forth in such Contract, the right to receive payment of any interest or finance charges or other liabilities of such Obligor under such Contract), all Related Assets with respect thereto, and all Collections and other proceeds with respect to the foregoing.
“Related Assets” means, with respect to any Receivable (i) all related rights and remedies under or in connection with the applicable Contract, including bills of lading, bills of exchange, promissory notes and accessions, (ii) all guaranties, suretyships, letters of credit, security, liens and other arrangements supporting payment thereof, (iii) all applicable Sales Records (including electronic records), (iv) all related insurance, and (v) all proceeds of the foregoing.
“Remittance Account” means, with respect to each Seller and each Designated Currency, each of the accounts set forth on Schedule D, or such other account as notified to the Purchaser from time to time by the Seller Representative in writing.
“Repurchase Date” means, with respect to any Purchased Receivable, the date on which such Purchased Receivable is repurchased by the applicable Seller in accordance with the terms and conditions hereof.
“Repurchase Event” means, with respect to any Purchased Receivable: (i) any representation or warranty made by a Seller in Section 9.2 with respect to such Purchased Receivable shall be inaccurate, incorrect or untrue in any material respect on any date as of which it is made or deemed to be made; (ii) a Dispute shall have occurred with respect to such Purchased Receivable; (iii) an Adverse Claim shall exist with respect to such Purchased Receivable; (iv) a breach by a Seller of its obligations under Section 4.3 with respect to such Purchased Receivable; or (v) the assignment or purported assignment of such Purchased

Receivable by the applicable Seller to the Purchaser is or becomes invalid or unenforceable (whether against the Approved Obligor or otherwise) for any reason other than the credit worthiness of the Approved Obligor, including without limitation, an Insolvency Event of the applicable Approved Obligor or the financial inability of the Obligor to pay such Purchased Receivable on the applicable Maturity Date.
“Repurchase Price” means, with respect to any Purchased Receivable, the amount determined as the “Repurchase Price” for such Purchased Receivable pursuant to Section 11.1.
“Retained Obligations” as defined in Section 4.2.
“Sales Records” means, with respect to any Receivable, the accounts, all sales ledgers, purchase and sales day books, sales invoices, supply contracts and other related books and records of a Seller relating to an Approved Obligor and on an individual Receivable basis for the purpose of identifying amounts paid or to be paid in respect of such Receivable.
“Sanctioned Person” means any Person: (a) listed as a designated Person on any Sanctions-related list, and/or the target of any Sanctions; (b) resident in, operating without a valid license or authorization in, located in, or organized under the laws of, a comprehensively Sanctioned country or territory (as of November 5, 2025, but subject to change, Crimea, Cuba, Iran, Kherson, North Korea, the so-called Donetsk People’s Republic and Luhansk People’s Republic, and Zaporizhzhia).
“Sanctions” means any financial, economic, or trade sanctions laws, regulations, rules, decisions, embargoes and/or restrictive measures imposed, administered or enforced by the Government of Japan, the Government of the United States, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.
“Seller” and “Sellers” as defined in the preamble hereto.
“Seller Account” means, with respect to:
(i)    Plexus and Plexus Intl., the account of Plexus located at Bank of America (ABA: ACH 071 000 039, Wire 026 009 593) with account number [****], which account is located at a depository bank satisfactory to the Purchaser;
(ii)    Plexus Malaysia, the account of Plexus Malaysia located at Bank of America (ABA: ACH 071 000 039, Wire 026 009 593) with account number [****], which account is located at a depository bank satisfactory to the Purchaser;
(iii)    Plexus Romania, any of the following accounts of Plexus Romania located at HSBC with numbers: [****], [****] and [****];
(iv)     Plexus UK, any of the following accounts of Plexus UK located at HSBC: [****], [****] and [****];

(v)     Plexus Thailand, the account of Plexus Thailand located at Bank of America with account number [****]; and
(vi)     any Additional Seller, the account of such Additional Seller specified on the joinder agreement pursuant to which such Additional Seller became a party hereto, which account is located at a depository bank satisfactory to the Purchaser.
“Seller Account Collateral” means collectively, (i) each Seller Account, and (ii) all checks, drafts, instruments, cash and other items at any time received for deposit into a Seller Account, wire transfers of funds, automated clearing house entries, credits from merchant card transactions and other electronic funds transfers or other funds deposited into, credited to, or held for deposit into or credit to, a Seller Account, in each case with respect to a Purchased Receivable.
“Seller Representative” as defined in Section 2.3.
“Servicing Report” means a servicing report in the form of Exhibit B, or otherwise in form and substance satisfactory to the Purchaser and the Seller Representative.
“Servicing Fee” means a fee payable by the Purchaser to the applicable Seller (other than Plexus Thailand) with respect to each Purchased Receivable sold by such Seller to be calculated as follows:
SF = NFV x 0.05 x (DP / 360), in which:
Term    Definition
“SF”    equals    Servicing Fee of such Receivable
“NFV”    equals    Net Face Value of such Receivable as of such Purchase Date
“DP”    equals    Discount Period applicable to such Receivable
“SOFR” means a rate equal to the secured overnight financing rate, as such rate is published by the SOFR Administrator two (2) Business Days prior to the applicable Purchase Date (or if SOFR is not published on such Business Day, then SOFR as most recently published by the SOFR Administrator).
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Subsidiary Seller” means each Seller party hereto other than Plexus.
“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.
“TARGET Day” means any day on which TARGET is open for the settlement of payment in Euro.
“Taxes” means all present and future income and other taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature imposed by any fiscal authority, together with any interest thereon and any penalties with respect thereto and any payments made on or in respect thereof; and “Taxation” and “Tax” shall be construed accordingly.
“Term SOFR” means, for any Purchased Receivable, an interest rate per annum equal to the Term SOFR Reference Rate for a tenor comparable to the number of days in the relevant Discount Period, as such rate is published by the Term SOFR Administrator two (2) Business Days prior to the applicable Purchase Date (such day, the “Term SOFR Determination Day”); provided, that if on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor is not published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR shall be the Term SOFR Reference Rate for the applicable tenor as most recently published by the Term SOFR Administrator. Notwithstanding the foregoing, (i) if Term SOFR as determined above would be less than 0%, then Term SOFR shall be deemed to be 0% for purposes of the Agreement, and (ii) if the number of days in the relevant Discount Period does not correspond to any available published tenor, then the relevant rate shall be an Interpolated Rate.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by the Purchaser in its discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR. Each such determination by the Purchaser shall be conclusive absent manifest error. The Purchaser does not accept responsibility for or have any liability with respect to the administration, determination, publication or other matters related to Term SOFR.
“Total Outstanding Amount” means, as of any date of determination, either:

(a)    if such amount is being determined for all Purchased Receivables for all Approved Obligors, the result of (i) the sum of the Net Face Values of all Purchased Receivables (for each Purchased Receivable, such Net Face Value being determined as of the Purchase Date therefor) in respect of which the Purchaser has not received payment in full, minus (ii) all Collections received and deposited in the Purchaser’s Account in connection with such Purchased Receivables; or
(b)    if such amount is being determined for Purchased Receivables of any particular Approved Obligor, the result of (i) the sum of the Net Face Values of all Purchased Receivables of such Approved Obligor (for each such Purchased Receivable, such Net Face Value being determined as of the Purchase Date therefor) in respect of which the Purchaser has not received payment in full, minus (ii) all Collections received and deposited in the Purchaser’s Account in connection with such Purchased Receivables of such Approved Obligor.
“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Purchaser is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UCC Information” means the information set forth on Schedule B.
Section 1.2.Interpretation. In this Agreement, unless otherwise indicated, (a) defined terms may be used in the singular or the plural and the use of any gender includes all genders, (b) the words “hereof”, “herein”, “hereto”, “hereby” and “hereunder” refer to this entire Agreement, (c) all references to particular Sections, Exhibits or Schedules are references to the Sections, Exhibits or Schedules, as the case may be, of this Agreement, (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein, and (e) reference to any Person includes such Person’s successors and legal assigns. For purposes of determining the Total Outstanding Amount at any time or compliance at any time with Dollar monetary thresholds, limits or requirements in this Agreement or any other Purchase Document (including, without limitation, those set forth in Sections 8.5(b) and (c) and in clauses (ii) and (iii) of the third paragraph of each Purchase Request), any Purchased Receivable or the Net Face Value of a Receivable, in each instance, denominated in a currency other than Dollars will be converted to Dollars using the Purchaser’s spot rate of exchange for conversion of such currency to Dollars at the relevant time.
SECTION 2.PURCHASE AND SALE; UNCOMMITTED ARRANGEMENT; TERM.
Section 2.1.Offer to Purchase; Purchase and Sale. On any Business Day during the term of this Agreement, each Seller may submit through the Platform (or deliver a manually executed Purchase Request if the Platform is unavailable) a Purchase Request with respect to the Receivables detailed therein. The submission or delivery of such Purchase Request shall be, and be deemed for all purposes hereunder as, an offer by the Seller of such Receivables to sell to the Purchaser such Receivables. The Purchaser, in its sole and absolute discretion, may elect to accept or reject the offer to purchase such Receivables, in whole or in part. If the Purchaser accepts such offer, in whole or in part, the Purchaser shall notify the applicable Seller and shall identify the Receivables that it has agreed to purchase, and on the Purchase Date therefor, subject to the terms and conditions set forth herein, (x) the Purchaser shall purchase from each relevant Seller the accepted Receivables to be sold by such Seller, and (y) each such Seller shall sell and assign to the Purchaser all of such Seller’s right, title and interest in and to such Receivables as absolute owner thereof. Notwithstanding the foregoing, if Purchaser has arranged for a participant to fund any of the proposed Receivables included in any Purchase Request, and Purchaser has not received the required funds from such participant prior to 2:00 p.m. (New York City time) on the such Purchase Date, Purchaser shall notify the relevant Seller of such Receivables that such funds have not been received and Purchaser will have no obligation to purchase such Receivables on such Purchase Date (but may purchase the other Receivables included in the relevant Purchase Request); in such event, such Seller may in its discretion submit a new Purchase Request with respect to such Receivables.
Section 2.2.Purchase Price. On each Purchase Date, the Purchaser shall pay to the Seller Representative (for distribution by the Seller Representative to the applicable Seller) a purchase price (the “Purchase Price”) for each Purchased Receivable purchased on such Purchase Date calculated as follows:
PP = NFV – Discount, in which “Discount” = NFV x (DR – SF) x (DP / 360), in which:
Term    Definition
“PP”    equals    Purchase Price of such Receivable
“NFV”    equals    Net Face Value of such Receivable as of such Purchase Date
“DR”    equals    Discount Rate applicable to such Receivable
“SF”    equals    Servicing Fee applicable to such Receivable
“DP”    equals    Discount Period applicable to such Receivable
Section 2.3.Seller Representative. Each Seller hereby appoints Plexus as its agent, attorney-in-fact and representative (in such capacity, the “Seller Representative”), and Plexus accepts such appointment, for the purpose of (i) making any purchase requests or other requests required under this Agreement, including, without limitation, the submission or delivery of any Purchase Requests to the Purchaser, except with respect to Purchase Request delivered by Plexus Romania, that will be submitted directly by Plexus Romania, (ii) the receipt of any notice of required repurchase pursuant to Section 11.2, except with respect to any notice of required repurchase of any Purchased Receivables of Plexus Romania, which will shall be sent to Plexus Romania, (iii) the giving and receipt of any other notices to, or demand of, any Seller under this Agreement, (iv) the delivery of all documents, reports, financial statements, and written materials required to be delivered by any Seller under this Agreement, (v) the receipt of all payments owing to the Seller hereunder, together with the subsequent allocation of such payment proceeds between the Sellers, except in respect of payments owing to Plexus Romania hereunder, which will be paid by the Purchaser directly to Plexus Romania, (vi) taking any and all other actions required to be undertaken hereunder by the Seller Representative, and (vii) all other purposes incidental to any of the foregoing, except for, in respect of Plexus Romania, purposes incidental to Purchase Requests delivered by Plexus Romania and payments owned to Plexus Romania under this Agreement.
Section 2.4.Uncommitted Arrangement. EACH SELLER ACKNOWLEDGES THAT THIS IS AN UNCOMMITTED ARRANGEMENT, THAT NO SELLER HAS PAID, OR IS REQUIRED TO PAY, A COMMITMENT FEE OR

COMPARABLE FEE TO THE PURCHASER, AND THAT THE PURCHASER HAS NO CONTINUING OBLIGATION TO PURCHASE ANY RECEIVABLE FROM ANY SELLER, REGARDLESS OF WHETHER THE CONDITIONS SET FORTH HEREIN ARE SATISFIED.
Section 2.5.Term. Purchases of Receivables under this Agreement may be effected during the period from the Closing Date until October 3, 2017, which date shall be automatically extended for annual one year terms unless the Seller Representative provides written notice to the Purchaser or the Purchaser provides written notice to the Seller Representative not less than 10 Business Days prior to the expiration of the then applicable annual term, that such Person does not intend to extend the term of this Agreement. In addition, either the Purchaser or the Seller Representative may terminate this Agreement for convenience at any time by thirty days prior written notice to the other party. Notwithstanding the foregoing, all covenants, representations and warranties, repurchase obligations and indemnities made herein shall continue in full force and effect so long as any Purchased Receivables remain outstanding.
Section 2.6.Maximum Facility Amount. During the term of this Agreement, the Seller Representative may request that the Purchaser increase the Maximum Facility Amount. At the Purchaser’s absolute and sole discretion it may deny or agree to such a request. If the Purchaser agrees to increase the Maximum Facility Amount, such increase shall be effected by the delivery of a Maximum Facility Amount Notice to the Seller Representative. If the Purchaser has not responded to a request for an increase within 10 days from receipt thereof, such request shall be deemed to have been denied.
Section 2.7.Effect of Benchmark Transition Event. Notwithstanding anything to the contrary in this Agreement, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then the Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to this Agreement or any further action or consent of the Seller.
Purchaser will promptly notify the Seller Representative of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by the Purchaser pursuant to the provisions hereof, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in Purchaser’s sole discretion and without consent from the Seller.
SECTION 3.FEES; LATE PAYMENT AMOUNT.
Section 3.1.Late Payment Amount. In the event that any amount payable by any Seller hereunder or under any of the other Purchase Documents remains unpaid for any reason for ten (10) Business Days after the Purchaser provides notice to the Seller Representative that such amounts are past due, the Purchaser shall charge, and such Seller shall pay, an amount (the “Late Payment Amount”) equal to (x) such unpaid amount due from such Seller to the Purchaser during the period from (and including) the due date thereof to, but excluding the date payment is received by the Purchaser in full, times (y) a rate per annum equal to the Prime Commercial Rate, computed on the basis of a 360 day year, and for actual days elapsed. Late Payment Amounts shall be payable on demand and, if no prior demand is made, on the last Business Day of each calendar month.
Section 3.2.Payments Generally. All payments to be made under any Purchase Document or in respect of a Purchased Receivable, shall be made in immediately available funds. Any amounts that would fall due for payment on a day other than a Business Day shall be payable on the succeeding Business Day unless such Business Day would fall into a new calendar month, in which case such payment shall be due on the preceding Business Day, and interest calculations, if any, shall be adjusted accordingly for such later or earlier payment. All amounts payable by any Seller or the Seller Representative to the Purchaser pursuant to or in connection with any Purchase Document shall be paid in full, free and clear of all deductions, set-off or withholdings whatsoever except only as may be required by Law, and shall be paid on the date such amount is due no later than 1:00 p.m. (New York City time) to the Purchaser’s Account. Any amount to be paid by the Purchaser to any Seller or the Seller Representative under any Purchase Document shall be paid to the Seller Representative by deposit into the Remittance Account.
SECTION 4.NATURE OF FACILITY.
Section 4.1.True Sale. The parties hereto agree that each purchase and sale of Receivables under this Agreement is intended to be an absolute and irrevocable transfer constituting a “true sale” for bankruptcy law purposes, without recourse by the Purchaser to any Seller, except as expressly set forth in Section 11. The parties hereto have structured the transactions contemplated by this Agreement as a sale, and each party hereto agrees to treat each such transaction as a “true sale” for all purposes under applicable law and accounting principles, including, without limitation, in their respective books, records, computer files, tax returns (federal, state and local), regulatory and governmental filings (and shall reflect such sale in their respective financial statements). Each Seller and the Seller Representative will advise all persons inquiring about the ownership of the Receivables that all Purchased Receivables have been sold to the Purchaser. Against the possibility that, contrary to the mutual intent of the parties, the purchase of any Receivable is not characterized as a sale by any applicable court, each Seller hereby grants to the Purchaser, a security interest in, and right of setoff with respect to, all of the Purchased Receivables to secure the payment and performance of the Seller’s payment and performance obligations hereunder and under each other Purchase Document. The grant of this security interest is a supplemental protection to the Purchaser and is not meant to negate or affect in any way the intended sale of the Receivables by the Sellers to the Purchaser. In addition, each Seller hereby grants to the Purchaser a security interest in, and right of setoff with respect to, all of the Seller Account Collateral related to such Seller and all proceeds thereof to secure the payment and performance of the Seller’s payment and performance obligations hereunder and under each other Purchase Document. The Purchaser is hereby authorized to file UCC financing statements with respect to the transactions contemplated hereunder, including the security interests granted herein, together with any continuations and amendments relating thereto. Notwithstanding the foregoing provisions of this Section 4.1, Plexus Romania does not grant a security interest hereunder in the Seller Account Collateral related to it. The foregoing provisions of this Section 4.1 and any other provision in the MARPA with respect to the security interest and right of set-off with respect of the Purchased Receivables shall not apply to Plexus Romania
Section 4.2.No Purchaser Liability. Notwithstanding anything herein to the contrary, Seller Representative and each Seller hereby acknowledges and agrees that the Purchaser shall not be in any way responsible for the performance of Seller’s obligations of any Contract and the Purchaser shall not have any obligation to intervene in any Dispute arising out of the performance of any Contract. All obligations of a Seller as seller of the Goods and provider of any related services, including, without limitation, all obligations of such Seller as seller under the Contracts, all representations and warranty obligations, all servicing obligations, all maintenance obligations, and all delivery, transport and insurance obligations, shall be retained by such Seller (the “Retained Obligations”). Any claim which a Seller may have against an Obligor or any other party, and/or the failure of an Obligor to fulfill its obligations under the applicable Contract, shall not affect the obligations of such Seller to perform its obligations and make payments hereunder, and shall not be used as a defense or as set-off, counterclaim or cross-complaint as against the performance or payment of any of its obligations.
Section 4.3.Further Assurances. The Seller Representative and each Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that the Purchaser may reasonably request in order to perfect, protect or more fully evidence or implement the transactions contemplated hereby, to enable the Purchaser to submit proper claims and related documents to any insurer that has provided insurance with respect to a Purchased Receivable (including, without limitation, providing copies of invoices, purchase orders, and the proof of delivery of products related to such Purchased Receivable), or to enable the Purchaser to exercise or enforce any of its rights with respect to the Purchased Receivables.
SECTION 5.SERVICER.
Section 5.1.Appointment of each Seller (other than Plexus Thailand) as a Servicer; Plexus Thailand Obligations.
(a)Except as provided in Section 5.1(b), each Seller hereby agrees to service and administer the Purchased Receivables sold by it as agent for the Purchaser, all on the terms set out in this Agreement. Each Seller shall use its commercially reasonable efforts to collect each Purchased Receivable sold by it as if such Purchased Receivable had not been purchased by the Purchaser. Each Seller agrees that such Seller shall cooperate with the Purchaser (at Purchaser’s expense, unless a Repurchase Event has occurred with respect to such Purchased Receivable in which case it shall be at Seller’s expense) in taking any and all commercially reasonable actions requested by the Purchaser in collecting all amounts owed by any Approved Obligor with respect to such Purchased Receivable. Without limiting the foregoing, each Seller agrees to devote to the servicing of Purchased Receivables at least the same amount of time and attention, and to exercise at least the same level of skill, care and diligence in such servicing, as if each Seller were servicing Receivables legally and beneficially owned by it. In consideration for each Seller performing its obligations under this Section 5.1(a), the Purchaser shall pay to such Seller the Servicing Fee applicable to each Purchased Receivable, which Servicing Fee shall be off-set from the Applicable Margin in accordance with Section 2.2.
(b)The obligations and provisions set forth in Section 5.1(a) shall not apply to Plexus Thailand. Plexus Thailand agrees that it shall take any and all commercially reasonable actions (at Purchaser’s Expense, unless a Repurchase Event has occurred with respect to such Purchased Receivable in which case it shall be at Plexus Thailand’s expense as Seller) necessary, or requested by Purchaser, to collect Purchased Receivables or assist Purchaser in collecting amounts owed by any Approved Obligor with respect to Purchased Receivables as if such Purchased Receivables were legally owned by Plexus Thailand as Seller. Plexus Thailand shall take such efforts without collecting any Servicing Fee to which a Seller would be otherwise entitled. For the purpose of this Section 5.1(b), Sections 5.2, 5.3, 5.4, 5.5 and 6 shall be applied to Plexus Thailand mutatis mutandis.
Section 5.2.Servicing Covenants. Each Seller covenants and agrees, in connection with its applicable servicing obligations pursuant to Section 5.1 (it being agreed that Plexus Thailand’s obligations shall only be pursuant to Section 5.1(b)), (i) that the payment instructions currently in force and provided to each Approved Obligor specify that each such Approved Obligor shall pay all amounts owing under the Purchased Receivables to the applicable Seller Account, (ii) not to change such payment instructions while any Purchased Receivable remains outstanding, (iii) not to give instructions to any other person to pay any amounts into a Seller Account other than the instructions given to an Approved Obligor to make payments on Receivables payable by such Approved Obligor to the Seller and the Purchaser, and (iv) to take any and all other commercially reasonable actions, including such commercially reasonable actions as may be requested by the Purchaser from time to time, to ensure that all amounts owing under the Purchased Receivables will be deposited exclusively to the applicable Seller Account. Each Seller further covenants and agrees (x) that within three Business Days of receipt in the applicable Seller Account of any payment by an Approved Obligor of any amount owing under any Purchased Receivable sold by such Seller to the Purchaser, such Seller shall identify and transfer such paid amount in immediately available funds to the Purchaser’s

Account, and (y) to take any and all other commercially reasonable actions, including commercially reasonable actions as may be requested by the Purchaser from time to time, to ensure that all amounts owing under the Purchased Receivables sold by such Seller to the Purchaser will be transferred from the applicable Seller Account to the Purchaser’s Account within such three Business Day period. Any payment by an Approved Obligor of any amount owing under any Purchased Receivable that is not paid to the applicable Seller Account and is received by the applicable Seller directly shall be held in trust by such Seller as the Purchaser’s exclusive property, such funds shall be safeguarded for the benefit of the Purchaser, and such funds shall promptly, and in any event within two Business Days following identification thereof, be transferred by wire transfer to the Purchaser’s Account. No Seller shall, directly or indirectly, utilize such funds for its own purposes, nor shall any Seller have any right to pledge such funds as collateral for any obligations of any Seller or any other party. For the avoidance of doubt, Collections shall not be deemed received by the Purchaser for purposes of this Agreement until credited to the Purchaser’s Account as immediately available funds or otherwise actually received by the Purchaser.
Notwithstanding the foregoing, the following terms shall apply to the Approved Obligors of Plexus Romania:
(A)    The Approved Obligors of Plexus Romania shall be instructed to pay all amounts owing to Plexus Romania under the Purchased Receivables directly to the MUFG Collection Account.
(B)    The obligations set out in clauses (i) through (iv) of the first sentence of this Section 5.2 shall apply to Plexus Romania, provided, the references therein to “Seller Account” shall, with respect to Plexus Romania, be deemed to be references to the “MUFG Collection Account”.
(C)    The Purchaser shall provide to Plexus Romania on each Business Day an account statement (the “PR Account Statement”) with respect to activity in the MUFG Collection Account during the preceding Business Day.
(D)    On each PR Settlement Date (as defined below), Plexus Romania shall deliver to the Purchaser a servicing report (the “PR Servicing Report”) setting forth in reasonable detail information with respect to all Collections received in the MUFG Collection Account during the applicable PR Settlement Period, including identifying any Collections with respect to Receivables that are not Purchased Receivables.
(E)    As used herein, (i) “PR Settlement Date” means the Tuesday and Friday of each week, and (ii) “PR Settlement Period” means (x) with respect to a PR Settlement Date that is a Tuesday, the period of time constituting the immediately preceding Thursday and Friday before such date, and (y) with respect to a PR Settlement Date that is a Friday, the period of time constituting the immediately preceding Monday, Tuesday and Wednesday before such date.
(F)    Within three Business Days after receipt of the necessary internal approvals to do so, the Purchaser shall transfer to the applicable account of Plexus Romania based on the currency of such Collections as set forth on Annex A to the PR Servicing Report all amounts in the MUFG Collection Account that are identified on such

PR Servicing Report as being Collections with respect to Receivables that are not Purchased Receivables.
(G)    Any reference in the foregoing clauses (C) through (F), inclusive, to a date that does not occur on a Business Day shall be deemed to be a reference to the next succeeding Business Day.
There shall be no “Seller Account” with respect to Plexus Romania and any provision in this Agreement with respect to the Seller Account, Account Control Account Collateral shall not apply to Plexus Romania.
Section 5.3.Unidentified Collections on Receivables; Return of Collections.
(a)If any payment is received by a Seller from an Approved Obligor, and such payment is not identified by such Approved Obligor as relating to a particular Receivable or Purchased Receivable and cannot otherwise be reasonably identified as relating to a particular Receivable or Purchased Receivable, such payment shall be applied first to the unpaid Receivables that are Purchased Receivables of such Approved Obligor in chronological order (beginning with the oldest unpaid Purchased Receivable of such Approved Obligor), and then to Receivables that are not Purchased Receivables of such Approved Obligor, also in chronological order. To the extent the preceding sentence results in collections received by a Seller being deemed collections on a Purchased Receivable, such Seller shall promptly, and in any event within one Business Day, deposit such collections into the Purchaser’s Account.
(b)If following receipt of any payment by the Purchaser which is deemed to be collections on a Purchased Receivable pursuant to this Section, such payment is identified by the applicable Seller to the reasonable satisfaction of the Purchaser as being payment on a Receivable which is not a Purchased Receivable (including at any time after the Purchaser has exercised its right to take exclusive control over the Seller Account), then the Purchaser shall promptly, and in any event within two Business Days following such identification, repay such amount to the applicable Seller, in immediately available funds, to such Seller’s Seller Account, or to the Remittance Account for the benefit of such Seller.
Section 5.4.Past Due Receivables. In the event a Purchased Receivable has not been paid in full by the date that is five (5) days after the Maturity Date therefor (an “Overdue Receivable”), the applicable Seller shall determine the cause of such payment delay or non-payment, including whether it is due to a Dispute, and it shall deliver to the Purchaser by no later than ten (10) days after such Maturity Date, a certification and report (a “Non-Payment Report”) identifying the Overdue Receivable and the Approved Obligor thereof and describing in reasonable detail the cause of such non-payment, including whether a Dispute exists with respect to such Overdue Receivable, or certifying that such cause is unknown. In the event a Purchased Receivable has not been paid in full by the date that is thirty (30) days after the Maturity Date therefor and no Non-Payment Report with respect thereto has been delivered or the Non-Payment Report delivered with respect thereto does not report a Dispute or states that the cause of such payment delay or non-payment is unknown (a “Non-Payment Event”), the Purchaser may in its sole discretion (a) contact such Approved Obligor by phone or in person to discuss the status of such Overdue Receivable and to inquire whether such payment delay or non-payment is due to a Dispute and when payment can be expected and/or (b) take any other lawful action to collect such Purchased Receivable directly from such Approved Obligor and/or (c) terminate the appointment of such Seller as its servicer and agent for the servicing of such Purchased Receivable. If the Approved Obligor advises the Purchaser of the existence of a Dispute, the Purchaser shall advise the applicable Seller of such Overdue Receivable that the Approved Obligor has asserted a Dispute.

Section 5.5.Termination of Appointment. Upon the occurrence of the earliest to occur of (a) any event, condition, change or effect that has a material adverse effect on (w) the Purchased Receivables, (x) the business, assets, property, operations or financial condition of a Seller, (y) the validity or enforceability of this Agreement or any other Purchase Document as against a Seller or the Seller Representative or the rights and remedies of the Purchaser hereunder or thereunder as against a Seller, or (z) the ability of any Seller to perform its obligations hereunder, (b) an Insolvency Event with respect to any Seller, or (c) breach by a Seller or the Seller Representative of its obligations hereunder (including any representation or warranty made by any Seller or the Seller Representative being inaccurate, incorrect or untrue on any date as of which it is made or deemed to be made), the Purchaser may, in its discretion, (i) take any lawful action to collect any Purchased Receivable directly from the respective Approved Obligors, and/or (ii) terminate the appointment of each Seller as its servicer and agent for the servicing of the Purchased Receivables, and/or (iii) take any steps required to obtain or exercise exclusive control over any Seller Account. In addition, if an Insolvency Event or Non-Payment Event occurs with respect to any Approved Obligor, the Purchaser may, in its discretion, (i) take any lawful action to collect any Purchased Receivable directly from such Approved Obligor, and/or (ii) terminate the applicable Seller as its servicer and agent for the servicing of the Purchased Receivables of such Approved Obligor. In the event of any termination of any Seller as servicer with respect to any Purchased Receivable, (A) the Purchaser may, but shall not be obligated to, notify each Approved Obligor of the transfers hereunder and direct each Approved Obligor to make payments as the Purchaser may elect or desire, and (B) no Seller shall interfere with such servicing or collection of such Purchased Receivable or attempt to receive or make collection from any Approved Obligor in respect of such Purchased Receivable. In addition, each Seller hereby grants to the Purchaser an irrevocable power of attorney (coupled with an interest) authorizing and permitting the Purchaser, at its option, with or without notice to any Seller, to do any one of the following that are necessary, in the determination of the Purchaser, to collect amounts due with respect to any Purchased Receivable: (I) endorsing the name of such Seller upon any check or other instrument, document or agreement with respect to any Purchased Receivable, (II) endorsing the name of such Seller on any freight or express bill or bill of lading relating to any Purchased Receivable; and (III) taking all action as the Purchaser deems reasonably appropriate in connection with the foregoing. Each Seller agrees that the Purchaser will not be liable for any acts of commission or omission or for any error of judgment or mistake of fact or Law in connection with the exercise of such power of attorney except to the extent the same constitutes gross negligence or willful misconduct.
SECTION 6.SERVICING REPORTS.
Section 6.1.Servicing Reports. Each Seller shall, pursuant to its servicing obligations, be responsible for providing a Servicing Report to the Purchaser concurrently with (a) each transfer of funds by such Seller to the Purchaser’s Account pursuant to Section 5.2 or Section 5.3 and (b) each request by such Seller for a transfer of funds from the Purchaser’s Account to the Seller on account of collections received in the Purchaser’s Account related to a Receivable which is not a Purchased Receivable in accordance with Section 5.3(b).
SECTION 7.OTHER INFORMATION; THE SELLERS’ BOOKS AND RECORDS; INSPECTION; THE PURCHASER’S RECORDS.
Section 7.1.Other Information. Each Seller will provide the Purchaser with such other reports, information, documents, books and records related to a Purchased Receivable as the Purchaser may reasonably request or any other information that the Purchaser may require for capital or regulatory purposes and which may be lawfully disclosed or provided to the Purchaser, including, without limitation, promptly after request by the Purchaser (a) a copy of the purchase order or sales order and Invoices relating to each Purchased Receivable; (b) a copy of the bill of lading and any other shipping document relating to the Purchased Receivable; and (c) all billings, statements, correspondence and memoranda directed to the Obligor in relation to each Purchased Receivable.

Section 7.2.The Sellers’ Books and Records.     Each Seller shall maintain its books and records, including but not limited to any computer files and master data processing records, so that such records that refer to Purchased Receivables sold hereunder shall indicate clearly that such Seller’s right, title and interest in such Receivables have been sold to the Purchaser.
Section 7.3.Inspection. Each Seller shall (a) at any time reasonably convenient to such Seller during regular business hours and upon reasonable prior notice, permit the Purchaser or any of its agents or representatives, (i) to examine and make copies of and abstracts from such Seller’s Sales Records and the Invoices in respect of Purchased Receivables at any time and permit the Purchaser to take such copies and extracts from the Sales Records and to provide the Purchaser with copies or originals (as required by the Purchaser) of the Invoices relating to Purchased Receivables as it may require and generally allow the Purchaser to review, check and audit each Seller’s credit control procedures, and (ii) to visit the offices and properties of each Seller for the purpose of examining such records and to discuss matters relating to Purchased Receivables or each Seller’s performance hereunder with any of the officers or employees of each Seller having knowledge of such matters; and (b) without limiting the provisions of clause (a), from time to time on request of the Purchaser and upon reasonable prior notice and subject to the Seller Representative receiving acceptable confidentiality undertakings thereof, permit certified public accountants or other auditors acceptable to the Purchaser to conduct a review of each Seller’s books and records to the extent related to the Purchased Receivables.
Section 7.4.The Purchaser’s Records. The Purchaser is irrevocably authorized by each Seller to keep records of all purchases, which records shall be consistent with all information set forth in the Purchase Requests delivered to the Purchaser, and evidence the dates and amounts of purchases and the applicable Discount in effect from time to time.
SECTION 8.CONDITIONS PRECEDENT.
Section 8.1.Conditions Precedent to the Closing Date. The occurrence of the Closing Date was subject to the satisfaction of the following conditions, each to the satisfaction of the Purchaser in its sole discretion and, as to any agreement, document or instrument specified below, each in form and substance satisfactory to the Purchaser in its sole discretion:
The Purchaser shall have received each of the following:
(i)    An executed counterpart of this Agreement.
(ii)    Certified copies of resolutions of each Seller authorizing this Agreement and the other Purchase Documents and authorizing a person or persons to sign those documents including any subsequent notices and acknowledgements to be executed or delivered pursuant to this Agreement, the other Purchase Documents and any other documents to be executed or delivered by each Seller pursuant hereto or thereto.
(iii)    An officer incumbency and specimen signature certificate for each Seller Organizational documents of each Seller certified by the applicable governmental authority (as applicable), and evidence of good standing (as applicable).
(iv)    Lien search reports as the Purchaser shall deem advisable with respect to each Seller, and releases of any Adverse Claim on the Receivables that are or will be Purchased Receivables shown in such reports (other than the financing statement filed against Plexus with filing number 090012903116 filed with the Wisconsin Department of Financial Institutions).

(v)    Acknowledgement copies or other evidence of filing of such UCC financing statements or other filings or perfection measures as are required hereunder, including, with respect to Plexus Malaysia, any filings or other measures necessary or advisable under Malaysian law.
(vi)    Opinions of counsel to the Sellers, including opinions with respect to due organization and good standing of each Seller, due authorization, execution and delivery of this Agreement by each Seller, validity and enforceability of this Agreement with respect to each Seller, non-contravention of organizational documents, agreements and law, no consents, creation of security interest and perfection of security interest (including, if applicable, perfection by control with respect to each Seller Account), true sale and such other matters as Purchaser may reasonably request.
(vii)    Evidence of the establishment of a Seller Account for each Seller.
Section 8.2.Conditions Precedent to the A&R Closing Date. The occurrence of the A&R Closing Date is subject to the satisfaction of the following conditions, each to the satisfaction of the Purchaser in its sole discretion and, as to any agreement, document or instrument specified below, each in form and substance satisfactory to the Purchaser in its sole discretion:
The Purchaser shall have received each of the following:
(i)An executed counterpart of this Agreement.
(ii)certified copies of resolutions of Plexus Thailand authorizing this Agreement and the other Purchase Documents and authorizing a person or persons to sign those documents including any subsequent notices and acknowledgements to be executed or delivered pursuant to this Agreement, the other Purchase Documents and any other documents to be executed or delivered by each such Seller pursuant hereto or thereto,
(iii)officer incumbency and specimen signature certificate for Plexus Thailand.
(iv)(A) Organizational documents of Plexus Thailand certified by the applicable governmental authority (as applicable), and (B) evidence of good standing (as applicable) with respect to Plexus Thailand
(v)Lien search reports as the Purchaser shall deem advisable with respect to Plexus Thailand and releases of any Adverse Claim on the Receivables that are or will be Purchased Receivables shown in such reports.
(vi)Opinions of counsel to Plexus Thailand, including opinions with respect to due organization and good standing of Plexus Thailand, due authorization, execution and delivery of this Agreement by Plexus Thailand, validity and enforceability of this Agreement with respect to Plexus Thailand, non-contravention of organizational documents, agreements and law, no consents, creation of security interest and perfection of security interest (including, if applicable, perfection by control with respect to each Seller Account), true sale and such other matters as Purchaser may reasonably request, and
(vii)Acknowledgement copies or other evidence of filing with respect to Plexus Thailand of (A) a UCC financing statement with the DC Recorder of Deeds, and

(viii)With respect to each other Seller hereunder, officer incumbency and specimen signature certificate for such Seller.
Section 8.3.[Reserved].
Section 8.4.[Reserved].
Section 8.5.Conditions Precedent to Each Purchase. The Purchaser’s purchase of any Receivable on each Purchase Date, including the initial Purchase Date, is subject to the satisfaction of the following conditions, each to the satisfaction of the Purchaser in its sole discretion: The Purchaser shall have received a fully executed and completed Purchase Request no later than three (3) Business Days prior to such Purchase Date.
(a)After giving effect to such purchase, the Total Outstanding Amount of all Purchased Receivables of all Approved Obligors as of such date will not exceed the Maximum Facility Amount.
(b)After giving effect to such purchase, the Total Outstanding Amount of all Purchased Receivables of any Approved Obligor will not exceed the applicable Approved Obligor Sublimit.
(c)The representations and warranties made by each Seller in Section 9.1 of this Agreement are true and correct in all material respects as of such Purchase Date to the same extent as though made on and as of that date (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects), except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects).
(d)The representations and warranties made by each Seller in Section 9.2 of this Agreement with respect to the Purchased Receivables purchased on such Purchase Date are true and correct in all material respects as of such Purchase Date to the same extent as though made on and as of that date (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects), except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects).
Section 8.6.Conditions Subsequent to Each Purchase from Plexus Romania.
No later than five (5) Business Days after each Purchase Date on which Receivables are purchased from Plexus Romania, Plexus Romania shall (a) register such purchase with the Romanian Electronic Archive for Security Interests in Movable Property and provide evidence to the Purchaser of such filing in form and substance satisfactory to the Purchaser and (b) deliver to the applicable Approved Obligor a duly completed and executed notification to such Approved Obligor substantially in the form of Exhibit E attached hereto and deliver evidence thereof to the Purchaser in form and substance acceptable to the Purchaser.
SECTION 9.REPRESENTATIONS AND WARRANTIES.
Section 9.1.Generally. Each Seller (and in the case of Plexus in its capacities as Seller and Seller Representative) hereby makes the following representations and warranties for the benefit of the Purchaser as of the Closing Date, the A&R Closing Date and on each Purchase Date:
(a)Such Seller is (i) duly organized, validly existing, and, to the extent applicable under the Laws of its jurisdiction of organization, in good standing under the Laws of its jurisdiction of organization and has all organizational powers and all material governmental licenses, authorizations, consents, and approvals required to carry on its business as now conducted and (ii) is qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except, with respect to clause (ii), to the extent that failure to so qualify would not reasonably be expected to adversely affect its ability to perform its obligations hereunder or under the other Purchase Documents and would not have an adverse effect on the collectibility of any Purchased Receivable or on the interests of the Purchaser under the Purchase Documents.
(b)Such Seller has the requisite power and authority to enter into and deliver this Agreement and the other Purchase Documents and to assign and sell the Receivables being sold by it on the applicable Purchase Date in the manner herein contemplated, and it has taken all necessary corporate or other action required to authorize the execution, delivery and performance of this Agreement, the other Purchase Documents and the assignment and sale of such Receivables. This Agreement and the other Purchase Documents to which such Seller is a party have been duly executed and delivered by such Seller.
(c)This Agreement, the other Purchase Documents and the sale, assignment and transfer of the Purchased Receivables hereunder constitutes, subject to, with respect to Plexus Romania only, the fulfilment of the conditions in Section 8.6, the legal, valid and binding obligations of such Seller, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors and general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at Law. Subject to, with respect to Plexus Romania only, Section 4.1, this Agreement creates a valid security interest in each Purchased Receivable. Upon the filing of a UCC financing statement in the applicable state, listing such Seller, as debtor, and the Purchaser, as secured party, and covering Purchased Receivables from time to time purchased hereunder, the Purchaser shall have a first priority perfected security interest in each such Purchased Receivable; provided, however, that Plexus Romania shall have no obligation to take any action, except as set out in Section 8.6, required under Romanian law to perfect any such security interest. The representations and warranties stipulated herein are true in respect of Plexus Romania upon the fulfillment of the conditions in Section 8.6.
(d)The UCC Information provided by such Seller to the Purchaser is true and correct in all respects. All other data, materials and information provided by it to the Purchaser in connection herewith and with each Contract, each Receivable being sold by it hereunder, each Approved Obligor, the relationship between it and each Approved Obligor, and each Approved Obligor’s payment history (including timeliness of payments), is true and correct in all material respects.
(e)Neither the execution nor the delivery of this Agreement, the other Purchase Documents or any of the other documents related hereto or thereto, nor the performance of or compliance with the terms and provisions hereof or thereof will conflict with or result in a breach of or give rise to a default under (i) any Laws, (ii) any indenture, loan agreement, security agreement, instrument or other material agreement binding upon such Seller or any of its properties, or (iii) any provision of such Seller’s organizational documents.
(f)No authorization, consent or approval or other action by, and no notice to or filing (other than the UCC financing statements required to be filed hereunder and the actions described in Section 8.6) with, any Governmental Authority is required to be obtained or made by such Seller for the due execution, delivery and performance by it of this Agreement or any other Purchase Document.
(g)No Insolvency Event with respect to such Seller has occurred and is continuing.
(h)There is no pending or, to its knowledge, threatened action, proceeding, investigation or injunction, writ or restraining order affecting such Seller or any of its Affiliates before any court, governmental entity or arbitrator, which could reasonably be expected to have an adverse effect on the enforceability of this Agreement (including, without limitation, the enforceability of the Purchaser’s ownership interest in the Purchased Receivables) or the ability of such Seller to perform its obligations hereunder.
(i)No effective financing statement or other instrument similar in effect covering any Purchased Receivable is on file in any recording office, except those filed in favor of the Purchaser relating to this Agreement, and no competing notice or notice inconsistent with the transactions contemplated in this Agreement remains in effect. Such Seller has not pledged or granted any security interest in any Purchased Receivable to any person except pursuant to this Agreement.
(j)No Seller, any Affiliate or Subsidiary of a Seller or, to the knowledge of Sellers, any director, officer, employee or agent of any Seller or any of its Affiliates or Subsidiaries or any person acting on behalf of any Seller or any Affiliate thereof that will act in any capacity in connection with or benefit from this Agreement is a Person that is, or is owned or controlled by Persons that are, a Sanctioned Person.
(k)Each Seller and its Subsidiaries, and to each Seller’s knowledge, such Seller’s directors, officers, agents, and employees, are in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(l)The information included in the Certification of Beneficial Owner(s) with respect to such Seller or any of its Subsidiaries is true and correct in all respects.
Section 9.2.Purchased Receivables. Each Seller hereby makes the following representations and warranties with respect to each Purchased Receivable sold by it for the benefit of the Purchaser as of the applicable Purchase Date with respect to such Purchased Receivable:
(a)Prior to giving effect to the sale of such Purchased Receivable, such Seller has a valid ownership interest therein, free and clear of any Adverse Claim. Such Purchased Receivable is a valid, current and freely assignable trade account receivable and the assignment of such Purchased Receivable is not subject to a consent requirement by any third party to the sale or other transfer of such Purchased Receivable or the grant of a security interest or other lien in such Purchased Receivable other than consents previously obtained in writing by such Seller and that remain in effect as of the Purchase Date.
(b)The sale of such Purchased Receivable by such Seller to the Purchaser under the Purchase Documents constitutes a true sale or other absolute transfer of such Purchased Receivable by such Seller to the Purchaser and upon purchase by the Purchaser, such Purchased Receivable will have been validly and absolutely assigned, transferred and sold to the Purchaser and the Purchaser shall acquire a legally valid ownership interest in such Purchased Receivable, free and clear of any Adverse Claim without any need on the part of such Seller or the Purchaser to (i) notify the applicable Approved Obligor or (ii) other than the UCC financing statements required to be filed hereunder, file, register or record any Purchase Document or the sale of such Purchased Receivable under the Laws applicable to such Seller. All of such Seller’s right, title and interest in and to such Purchased Receivable will have been validly sold and absolutely assigned and transferred to the Purchaser, and the Purchaser will have the legal and beneficial right to be paid the face amount of such Purchased Receivable free of any Adverse Claim. Such Purchased Receivable is sold hereunder in good faith and without actual intent to hinder, delay or defraud present or future creditors of such Seller.
(c)Such Purchased Receivable and the applicable Contract (i) constitutes a bona fide, existing and enforceable legal, valid and binding obligation of the applicable Approved Obligor, (ii) arose out of an arm’s-length sale by such Seller of Goods and the provision of any related services, in each case, in the ordinary course of its and, to the knowledge of such Seller, such Approved Obligor’s businesses. The applicable Contract constitutes an existing and enforceable legal, valid and binding obligation of such Seller. Such Purchased Receivable and the related Contract under which it arises comply with, and the Goods with respect thereto have been manufactured in compliance with, and any related services have been provided in compliance with, in each case, in all material respects, the requirements of all applicable laws, rules, regulations or orders of any Governmental Authority and do not contravene any agreement binding upon such Seller.
(d)The Goods deliverable to and any related services provided to the applicable Approved Obligor in connection with such Purchased Receivable were received by such Approved Obligor not later than the applicable Purchase Date. The representations and warranties stipulated herein are true in respect of Plexus Romania upon the fulfillment of the conditions in Section 8.6
(e)The Seller has instructed each Approved Obligor in writing to pay all amounts owing on Purchased Receivables only to the applicable Seller Account, which instructions have not been revoked or otherwise modified. The applicable Seller Account has been established and is in effect.
(f)As of the applicable Purchase Date, such Purchased Receivable is not subject to any Dilution except to the extent specifically included in the determination of the Net Face Value for the calculation of the applicable Purchase Price.
(g)No note, account, instrument, document, contract right, general intangible, chattel paper or other form of obligation other than that which has been assigned to the Purchaser exists which evidences such Purchased Receivable, and such Purchased Receivable is not evidenced by and does not constitute an “instrument” or “chattel paper” as such terms are defined in the UCC.
(h)The applicable Approved Obligor is not an Affiliate or Subsidiary of any Seller and is not a Sanctioned Person.
(i)Such Purchased Receivable has not been sold or assigned to any Person other than the Purchaser.
(j)Neither such Seller, nor, to the best of such Seller’s knowledge, the applicable Approved Obligor, is in default of the applicable Contract or is in breach of its terms.
(k)Neither such Seller nor the applicable Approved Obligor has asserted any Dispute with respect to such Purchased Receivable.
(l)Such Purchased Receivable is denominated in a Designated Currency.

(m)Such Purchased Receivable does not represent a progress billing or a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, does not relate to payments of interest and has not been invoiced more than once.
(n)The Maturity Date for such Purchased Receivable is not more than one hundred eighty (180) days after the issuance date of the Invoice with respect thereto; provided, that if the Approved Obligor of such Purchased Receivables is any of Covidien AG, Covidien LP, Medtronic - Cryocath LP, Medtronic Europe S.A.R.L, Medtronic Inc., Medtronic International Trading SARL, Medtronic Japan Co LTD, Medtronic Navigation, or Medtronic Singapore Operations Pte Ltd., the Maturity Date for such Purchased Receivable is not more than ninety (90) days after the issuance date of the Invoice with respect thereto.
(o)There are no facts known to such Seller concerning such Approved Obligor, such Purchased Receivable or the applicable Contract which might have an adverse impact on the ability or willingness of such Approved Obligor to pay the Net Face Value for such Purchased Receivable when due, including information concerning any existing or potential Disputes, except as otherwise previously disclosed to the Purchaser.
(p)To Seller’s knowledge, no Insolvency Event with respect to the applicable Approved Obligor has occurred and is continuing.
(q)There are no actions, claims or proceedings now pending between such Seller and the applicable Approved Obligor. There are no pending or to Seller’s knowledge, threatened actions or proceedings before any court or administrative agency related to or in any way connected to such Purchased Receivable.
(r)In the case of any Purchased Receivable that arises under a Contract between (i) a Seller and an Approved Honeywell Subsidiary Obligor, Honeywell International, Inc. is obligated to pay all amounts owing on such Purchased Receivable, and (ii) a Seller and an Approved Abbott Subsidiary Obligor, Abbott Laboratories is obligated to pay all amounts owing on such Purchased Receivable.
SECTION 10.COVENANTS.
Section 10.1.The Sellers’ Covenants. Each Seller hereby agrees, at all times prior to the Final Collection Date:
(a)To take all necessary steps and actions to preserve its corporate (or other organization) existence and comply in all material respects with all Laws applicable to such Seller in the operation of its business.
(b)To duly perform and comply in all material respects with all terms, provisions, and obligations under each Contract and refrain from taking any action or omitting to take any action which might prejudice or limit the Purchaser’s rights to payment with respect to the Purchased Receivables.
(c)Promptly to notify the Purchaser in writing of (i) such Seller’s knowledge of any material event or occurrence, including, without limitation, any material breach, or default by such Seller or by any Approved Obligor of any of the terms or provisions of any Contract with respect to any Purchased Receivable, any Dispute, or any governmental action affecting the ability of it or such Approved Obligor to perform its obligations under the applicable Contract to which it is a party; or (ii) any change to the UCC Information at least thirty (30) days prior to such change.

(d)To not modify the terms of any Contract in any manner which would adversely affect the collectability of any Purchased Receivables or any rights of the Purchaser as the owner of the Purchased Receivables or would otherwise reduce the amount due thereunder or delay the Maturity Date thereof.
(e)To make all disclosures required by any applicable Law with respect to the sale of the Purchased Receivables hereunder to the Purchaser, and account for such sale in accordance with GAAP.
(f)To not create or permit to exist any Adverse Claim over all or any of such Seller’s or the Purchaser’s rights, title and interest in and to the Purchased Receivables.
(g)To not sell, assign or otherwise transfer the Purchased Receivables except as specifically provided for herein.
(h)To not close its applicable Seller Account and not to instruct any Approved Obligor to pay any amounts owing under the Purchased Receivables to a bank account other than the applicable Seller Account.
(i)That it (i) has implemented and will maintain in effect and enforce policies and procedures designed in good faith and in a commercially reasonable manner to promote and achieve compliance, by such Seller, its Subsidiaries and its directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions and (ii) will not engage in, or permit any of its Subsidiaries, Affiliates or any director, officer, employee or agent to engage in, or to conspire to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(j)That it will not, and each will procure that its Affiliates and its respective directors, officers, employees, agents, and joint venture partners shall not directly or indirectly, (i) use the proceeds of any purchase hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund, finance, or facilitate any activities or business or transaction of any Sanctioned Person or in any Sanctioned country or territory, or in any other manner that would result in violation of Sanctions or Anti-Money Laundering Laws or in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws Anti-Corruption Laws applicable to any party hereto, and (ii) fund all or part of, any repayment of obligations under this Agreement out of proceeds derived from dealings with or property of a Sanctioned Person.
(k)Promptly following any change in the information included in the Certification of Beneficial Owner(s) with respect to such Seller that would result in a change to the list of Beneficial Owners or control party identified in such Certification of Beneficial Owner(s), or a change in the address of any Beneficial Owners or control party, to execute and deliver to the Purchaser an updated Certification of Beneficial Owner(s).
SECTION 11.REPURCHASE OF PURCHASED RECEIVABLES.
Section 11.1.Repurchase Price. As used herein, the “Repurchase Price” with respect to any Purchased Receivable shall be calculated as follows:
RP = PP + AD + AO, in which:
Term    Definition

“RP”    equals    Repurchase Price for such Purchased Receivable as of the applicable Repurchase Date
“PP”    equals    Purchase Price for such Purchased Receivable, net of any Collections received by the Purchaser with respect to such Purchased Receivable
“AD”    equals    Discount applicable to such Receivable and accrued for the period from the applicable Purchase Date to the applicable Repurchase Date
“AO”    equals    All other amounts then payable by the applicable Seller under the Purchase Documents with respect to such Purchased Receivable as of such Repurchase Date
Section 11.2.Repurchase. Upon the occurrence of a Repurchase Event with respect to any Purchased Receivable, the Purchaser may, upon written notice to the Seller Representative, require the applicable Seller to repurchase such Purchased Receivable on the Proposed Repurchase Date specified in such notice for an amount equal to the Repurchase Price of such Purchased Receivable.
Section 11.3.Repurchase Date. Upon delivery of any notice referred to in Section 11.2, (a) the Repurchase Price together with all other amounts under this Agreement and the other Purchase Documents with respect to the applicable Purchased Receivable shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Sellers; (b) the applicable Seller shall pay to the Purchaser by deposit in the Purchaser’s Account such Repurchase Price on the Proposed Repurchase Date specified in such notice, which, in any event, shall not be sooner than two (2) and not later than five (5) Business Days from the date of the delivery of such notice; and (c) on receipt of such Repurchase Price, the Purchaser shall (at the cost and expense of the applicable Seller) execute such documents as may be necessary to re-assign, without recourse, representation or warranty, and at no further cost to the Purchaser, such Purchased Receivable to the applicable Seller.
Section 11.4.Guaranty. The Guarantor, as the owner, directly or indirectly, of at least 50.1% of the outstanding shares of each Subsidiary Seller, acknowledges and agrees that it derives benefit from the purchase of Receivables from such Subsidiary Seller by the Purchaser pursuant to this Agreement. The Guarantor hereby unconditionally and irrevocably guarantees to the Purchaser, as primary obligor and not merely as surety, the complete and timely performance on demand (after notice thereof by the Purchaser) of all obligations of each Subsidiary Seller arising under or pursuant to this Agreement, including, without limitation, regardless of the nature of the transactions contemplated hereby, the obligations set forth in Section 5.2 (Servicing Covenants), Section 11.2 (Repurchase), Section 12.1 (Taxes), Section 13.1 (Indemnification) and Section 13.2 (Expenses); provided, however, that the Guarantor shall have no obligations hereunder with respect to any non-payment of any Purchased Receivable resulting solely from an Insolvency Event of the applicable Approved Obligor or the financial inability of such Approved Obligor to pay such Purchased Receivable on the applicable Maturity Date. This guaranty is an irrevocable, absolute, present and continuing guaranty of prompt performance, and is in no way conditional or contingent upon any attempt to collect from or bring action against any Subsidiary Seller, or perfect or enforce any security or upon any other action, occurrence or circumstance whatsoever. The liability of the Guarantor hereunder is independent of and not in consideration of or contingent upon the liability of any other person under this or any similar instrument and the release of, or cancellation by, any party to this or a similar instrument shall not act to release or otherwise affect the liability of the Guarantor hereunder. It shall not be necessary for the Purchaser (and the Guarantor hereby waives any rights which the Guarantor may have to require the Purchaser), in order to enforce the obligations of the Guarantor hereunder, first to (i) institute suit or exhaust its remedies against any Subsidiary Seller or any other person, (ii) enforce the

Purchaser’s rights against any collateral which shall ever have been given to secure performance under this Agreement, (iii) exhaust any remedies available to the Purchaser against any collateral which shall ever have been given to secure performance under this Agreement, or (iv) resort to any other means of obtaining payment of the obligations of any Subsidiary Seller hereunder. The liability of the Guarantor hereunder shall be absolute and unconditional irrespective of: (i) any lack of validity or enforceability of any obligation of any Subsidiary Seller hereunder or of this Agreement or any other Purchase Document as against any Subsidiary Seller; (ii) any amendment or waiver of this Agreement or any other Purchase Document executed by any Subsidiary Seller; or (iii) any challenge to, or lack of validity of, any Subsidiary Seller’s ownership interest (immediately prior to each purchase hereunder) in the Purchased Receivables.
SECTION 12.TAXES, ETC.
Section 12.1.Taxes. All payments to be made by any Seller under this Agreement shall be made free and clear of and without deduction for or on account of all Taxes, except to the extent that such Seller is required by law to make payment subject to any Taxes. All Taxes required to be deducted or withheld from any amounts paid or payable by a Seller under this Agreement shall be paid by such Seller within the time allowed under the relevant law. In addition, if any Taxes or amounts in respect of Taxes must be deducted from any amounts payable by a Seller under this Agreement, such Seller shall pay such additional amounts as may be necessary to ensure that the Purchaser receives a net amount equal to the full amount which the Purchaser would have received had payment not been made subject to deduction of Tax by such Seller. Within 30 days of each payment to the relevant taxation authority by a Seller under this Section 12.1 of Tax or in respect of Taxes, such Seller shall deliver to the Purchaser if the same is available an original receipt or other appropriate evidence issued by the authority to whom the payment was made that the Tax has been duly remitted to the appropriate authority. Nothing contained in this Agreement shall interfere with the right of the Purchaser to arrange its Tax affairs in whatever manner it thinks fit and, in particular, the Purchaser shall not be under any obligation to claim credit, relief, remission, repayment or other benefit from or against its corporate profits or similar Tax liability in respect of the amount of any deduction in priority to any other claims, reliefs, credits or deductions available to it, nor shall any Seller be entitled to make any enquiries of the Purchaser in relation to the Purchaser’s Tax affairs. The Purchaser shall (if and to the extent that it is entitled to do so under applicable law) submit in duplicate (i) to the Seller Representative within 21 days after the Closing Date, and, in any event, prior to the date of the first payment by any Seller to the Purchaser, duly completed and signed copies of either Form W-8BEN (relating to the Purchaser and claiming complete or partial exemption from withholding on all amounts (to which such withholding would otherwise apply) to be received by the Purchaser including fees, from such Seller pursuant to this Agreement) or Form W-8ECI (relating to all amounts (to which such withholding would otherwise apply) to be received by the Purchaser, including fees, from such Seller pursuant to this Agreement). In addition and from time to time the Purchaser shall (if and to the extent that it is entitled to do so under applicable law) submit to the Seller Representative such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxation authorities) and any additional information as may be required under then current United States law, regulations or any income tax treaty to which the United States is a party to claim the inapplicability of, or exemption or partial exemption from, United States withholding (including backup withholding) taxes on payments in respect of all amounts (to which such withholding would otherwise apply) to be received by the Purchaser including fees, from such Seller pursuant to this Agreement.
Section 12.2.Duties and Taxes. All stamp, documentary, registration or other like duties or Taxes (excluding Taxes upon or measured by the net income of the Purchaser and any Taxes that are the subject of Section 12.1), including Taxes and any penalties, additions, fines, surcharges or interest relating thereto, or any notarial fees which are imposed or chargeable on or in connection with this Agreement or any other Purchase Document or any other document executed pursuant hereto or thereto shall be paid by each of the Sellers, it being understood and agreed that the Purchaser shall be entitled but not obligated to pay any such duties or Taxes (whether or not they are its primary responsibility), and each of the Sellers shall on demand indemnify the Purchaser against those duties or Taxes and against any costs and expenses so incurred by it in discharging them. Without prejudice to the survival of any other provision hereof, the terms of this Section 12.2 shall survive the termination of this Agreement and payment of all other amounts payable hereunder.
SECTION 13.MISCELLANEOUS.
Section 13.1.Indemnity. Each Seller agrees to indemnify, defend and save harmless the Purchaser (including each of its branches) and its affiliates, officers, directors, employees or other agents (each, an “Indemnified Party”), forthwith on demand, from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, regardless of whether any such Indemnified Party shall be designated as a party or a potential party thereto, and any fees or expenses incurred by each Indemnified Party in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign Laws, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnified Party, in any manner relating to or arising out of or incurred in connection with this Agreement, the other Purchase Documents, any Purchased Receivable or any of the transactions contemplated hereby or thereby, including, without limitation, with respect to (i) any representation or warranty or statement made or deemed made by such Seller under or in connection with this Agreement or any of the other Purchase Documents which shall have been incorrect as of the date when made or any failure of such Seller to comply with its covenants and other agreements contained in this Agreement or any other Purchase Document (including, without limitation, (x) the failure to deliver a Non-Payment Report with respect to any Overdue Receivable on or prior to the date such report is required to be delivered pursuant to Section 5.4 and (y) a breach of its obligations under Section 4.3 with respect to a Purchased Receivable), and (ii) any Retained Obligations of such Seller, and (iii) any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Money Laundering Law, Anti-Corruption Law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, any Indemnified Party in connection with the Purchase Documents as a result of any action of any Seller or any of its respective Affiliates (collectively, the “Indemnified Liabilities”); provided, no Seller shall have any obligation to any Indemnified Party hereunder with respect to (i) any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnified Party, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (ii) any non-payment of any Purchased Receivable resulting from the credit worthiness of the Approved Obligor, including without limitation, an Insolvency Event of the applicable Approved Obligor or the financial inability of the Obligor to pay such Purchased Receivable on the applicable Maturity Date. Without prejudice to the survival of any other provision hereof, the terms of this Section 13.1 shall survive the termination of this Agreement and payment of all other amounts payable hereunder.
Section 13.2.Expenses. Each of the Sellers agree to pay promptly on demand (a) all actual and reasonable and documented costs and expenses (including due diligence expenses) incurred by the Purchaser in connection with the negotiation, preparation and execution of the Purchase Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby, including, without limitation, the reasonable fees, expenses and disbursements of counsel to the Purchaser in connection therewith (with respect to such fees of counsel incurred on or before December 31, 2016, in an amount not to exceed $25,000); and (b) all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by the Purchaser in enforcing any obligations of any of the

Sellers under any Purchase Document or in collecting any payments due from any Seller hereunder or under the other Purchase Documents or in connection with any refinancing or restructuring of the purchase arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. Without prejudice to the survival of any other provision hereof, the terms of this Section shall survive the termination of this Agreement and payment of all other amounts payable hereunder.
Section 13.3.Setoff. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, the Purchaser is hereby authorized by each Seller at any time or from time to time, upon notice to Seller Representative (which notice may be up to two (2) Business Days after Purchaser has exercised its rights hereunder), to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness at any time held or owing by the Purchaser to or for the credit or the account of any Seller against and on account of the obligations and liabilities of such Seller to the Purchaser hereunder and under the other Purchase Documents, including all claims of any nature or description arising out of or connected hereto or with any other Purchase Document, irrespective of whether or not (a) the Purchaser shall have made any demand hereunder or (b) any amounts payable hereunder shall have become due and payable pursuant hereto and although such obligations and liabilities, or any of them, may be contingent or unmatured.
Section 13.4.Notices, Addresses. All notices, requests and demands given or made under the Purchase Documents shall be given or made in writing and unless otherwise stated shall be made by telefax, email or letter using the address as specified below or such other address as the party may designate to the other party in accordance with the provisions of this Section 13.4:
If to the Purchaser:
If to the Purchaser (other than
Purchase Requests):    MUFG Bank, Ltd.
1221 Avenue of the Americas
New York, New York 10020
Attention: SCF Implementation
Email: SCFImplementation@us.mufg.jp

With a copy to:     MUFG Bank, Ltd.
1251 Avenue of the Americas
New York, New York 10020-1104
Attention: [****]
Tel: [****]
Email: [****]
If to the Purchaser
(Purchase Requests only)
also add:    MUFG Bank, Ltd.
1221 Avenue of the Americas
New York, New York 10020
Attention: SCF Operations
Email: TSOSupplyChainInstructions@us.mufg.jp

With a copy to :

Email: SCFImplementation@us.mufg.jp

If to the Sellers:
c/o Plexus Corp., as Seller Representative
One Plexus Way Neenah, WI 54956
Attn: Treasury
Email: plxs-ghq.treasury.team@plexus.com
All notices, requests and demands shall be deemed to have been duly given or made (a) when dispatched by telefax or email during the recipient’s normal business hours when the confirmation showing the completed transmission has been received, or (b) if mailed via a reputable international courier, when it has been left at the relevant address or five (5) Business Days after being delivered to such reputable international courier, in an envelope addressed to the applicable person at that address and to the attention of the person(s) set forth above. Each Seller, the Seller Representative and the Purchaser shall promptly inform each other of any changes in their respective addresses, facsimile number or email address specified herein.
Section 13.5.Certificates and Determinations. Any certification or determination by the Purchaser of a rate or amount under any Purchase Document shall be, absent manifest error, conclusive evidence of the matters to which it relates.
Section 13.6.Assignments and Transfers.
(a)The Purchaser may at any time assign, transfer or participate any of its rights under the Purchase Documents to another bank or financial institution. Neither the Seller Representative nor any Seller may assign or otherwise transfer its rights, benefits or obligations under the Purchase Documents without the prior written consent of the Purchaser. Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of each party hereto and its successors and assigns.
(b)Notwithstanding anything herein to the contrary, the Purchaser may assign or pledge a security interest in all or any portion of its rights under this Agreement to secure obligations of the Purchaser, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank. No such assignment and/or pledge shall release the Purchaser from its obligations hereunder.
Section 13.7.Waivers, Remedies Cumulative. No failure to exercise, nor any delay in exercising, on the part of the Purchaser, any right or remedy under the Purchase Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law.
Section 13.8.Accounting Treatment; Non-Reliance. Each Seller and the Seller Representative agrees and acknowledges that (i) it is a sophisticated party in relation to this Agreement; (ii) it has made its own independent decision to enter into the Agreement, the other Purchase Documents to which it is a party and the transactions contemplated hereby and thereby and, in connection therewith, has obtained such independent accounting, legal, tax, financial and other advice as it deems necessary and appropriate (including, without limitation, as to the appropriate treatment of such transactions for accounting, legal, tax and other purposes) and (iii) it has not relied upon any representation or advice from Purchaser, Purchaser’s affiliates or any of their respective directors, officers, employees, contractors, counsel, advisors or other representatives in this regard.
Section 13.9.Third Party Rights. Other than as specifically provided in this Agreement, no Person not a party to this Agreement shall be deemed a third party beneficiary hereof.
Section 13.10.Counterparts.     Each Purchase Document may be executed in any number of counterparts, and by the different parties thereto on separate counterparts; each such counterpart shall be deemed an original and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile or electronic copy of an executed counterpart of this Agreement shall be effective as an original for all purposes.
Section 13.11.Entire Agreement. The Purchase Documents constitute the entire agreement between the parties hereto in relation to the transactions contemplated hereby, and supersede all previous proposals, agreements and other written and oral communications in relation thereto.
Section 13.12.Exclusion of Liability. To the extent permitted by applicable Law, none of the parties hereto shall assert, and each party hereby waives, any claim against each of the other parties and their respective affiliates, members of the board of directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Purchase Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any purchase or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 13.13.Invalidity. If at any time any provision of the Purchase Documents shall be adjudged by any court or other competent tribunal to be illegal, invalid or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired, and the parties hereto will use their best efforts to revise the invalid provision so as to render it enforceable in accordance with the intention expressed in this Agreement.
Section 13.14.Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE PURCHASER IN THE PURCHASED RECEIVABLES OR ANY SELLER ACCOUNT IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK)..
Section 13.15.Consent to Jurisdiction. Any litigation based hereon, or arising out of, under or in connection with this Agreement or any other Purchase Document, shall be brought and maintained in the courts of the State of New York sitting in New York County, New York or in the United States district court for the Southern District of New York; provided, any suit seeking enforcement against any Receivables or other property may be brought, at the Purchaser’s option, in the courts of any jurisdiction where such Receivables or other property may be found. Each Seller and the Seller Representative hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of New York sitting in New York County, New York and of the United States district court for the Southern District of New York for the purpose of any such litigation. Each Seller and the Seller Representative further irrevocably consents to the service of process by registered mail, postage prepaid, to the address specified in Section 13.4 or by personal service within or without the State of New York. Further, each Seller hereby irrevocably and unconditionally appoints the Seller Representative as its authorized agent (in such capacity with its successors, the “Process Agent”) to receive, accept and acknowledge for and on behalf of such Seller and its property, service of any and all legal process, summons, complaints, notices and documents which may be served in any suit, action or proceeding based on this Agreement or any other Purchase Document. Each Seller and the Seller Representative expressly and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court and any claim that any such litigation has been brought in an inconvenient forum.
Section 13.16.WAIVER OF JURY TRIAL. EACH SELLER, THE    SELLER REPRESENTATIVE AND THE PURCHASER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT OR ANY APPLICATION, INSTRUMENT, DOCUMENT, AMENDMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER PURCHASE DOCUMENTS, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
Section 13.17.USA Patriot Act. The Purchaser hereby notifies each Seller and the Seller Representative that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009), as amended from time to time (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Seller and the Seller Representative, which information includes the name and address of each Seller and the Seller Representative and other information that will allow the Purchaser to identify each Seller and the Seller Representative in accordance with the PATRIOT Act.
Section 13.18.Confidentiality. Each party hereto agrees to hold the Purchase Documents, the transactions contemplated thereby and all non-public information received by it in connection therewith from any other party hereto or its agents or representatives in confidence and agrees not to provide any Person with copies of this Agreement or such non-public information other than to (a) its affiliates and any officers, directors, members, managers, employees or outside accountants, auditors or attorneys of such party or its affiliates, (b) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement containing provisions substantively identical to this Section 13.18 or has agreed to be subject to the terms of this Section 13.18, (c) credit support providers if they agree to hold it confidential pursuant to customary commercial terms, (d) Governmental Authorities with appropriate jurisdiction (including filings required under securities Laws) and (e) appropriate filings under the UCC. Notwithstanding the above stated obligations, the parties hereto will not be liable for disclosure or use of such information which: (i) was required by Law, including pursuant to a valid subpoena or other legal process, (ii) is disclosed or used in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Purchase Document or the enforcement of rights hereunder or thereunder, (iii) was in such Person’s possession or known to such Person prior to receipt or (iv) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).
Section 13.19.Communication Through the Platform. Each party hereto consents to the communication and delivery of offers, acceptances, Purchase Requests and other communications and the creation of binding contracts through the Platform, although such communications are by electronic means rather than in writing on paper. Each party hereto waives any claim or defense that any such offers, acceptances, Purchase Requests or other communications and any contracts arising therefrom are not binding or enforceable as a result of their being communicated electronically rather than in writing on paper.

Section 13.20.Additional Sellers. The Seller Representative may from time to time request to have any of its Subsidiaries or Affiliates become a party hereto as a “Seller”. The Purchaser may agree to or reject any such request in its sole discretion. To the extent the Purchaser agrees to have such Person become a Seller hereunder, such Person shall deliver the following, in each case in form and substance satisfactory to the Purchaser, to the Purchaser: (a) a joinder agreement duly executed by such Person and the Seller Representative, pursuant to which such Person shall agree to be bound by this Agreement as a “Seller” and shall appoint Plexus to act as its Seller Representative hereunder and which joinder agreement shall, among other things, include the details of the “Seller Account” and the UCC Information of such Person, (b) such documents, certificates, opinions and certifications set out in Section 8 hereof as requested by the Purchaser, and (c) all documentation and other information necessary for satisfactory compliance clearance, including, without limitation, in respect of applicable know your customer and anti-money laundering rules and regulations and the PATRIOT Act.
Section 13.21.Judgment Currency. If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into the currency of the country in which such court is located (the “Judgment Currency”) any obligation denominated in another currency, then the date on which the rate of exchange for conversion is selected by the court is referred to herein as the “Conversion Date”. If there is a change in the rate of exchange between the Judgment Currency and the other currency between the Conversion Date and the actual receipt by the Purchaser of the amount of such obligation or under any such judgment, the relevant Seller will, notwithstanding any such judgment, pay all such additional amounts as may be necessary to ensure that the amount received by the Purchaser in the Judgment Currency, when converted at the rate of exchange prevailing on the date of receipt, will produce the amount due in the other currency. Each Seller’s liability hereunder constitutes a separate and independent liability which shall not merge with any judgment or any partial payment or enforcement of payment of sums due under this Agreement or any other Purchase Document.
Section 13.22.Effect of Amendment and Restatement. Upon the execution and delivery of this Agreement, the obligations and other liabilities governed by the Existing Agreement (collectively, the “Existing Obligations”) shall continue to be in full force and effect, but shall be governed by the terms and conditions set forth in this Agreement. Each Seller hereby reaffirms their respective obligations under each Purchase Document (as defined in the Existing Agreement, collectively, the “Existing Purchase Documents”) to which it is party, as amended, supplemented or otherwise modified by this Agreement and by any other Purchase Document delivered on the date hereof. Each Seller further agrees that each such Existing Purchase Document (other than the Existing Agreement) shall remain in full force and effect following the execution and delivery of this Agreement and that all references to this Agreement in such Existing Purchase Documents shall be deemed to refer to this Agreement, as amended and restated on the date hereof. The execution and delivery of this Agreement shall constitute an amendment, replacement and restatement, but not a novation, of the Existing Obligations.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement by their undersigned, duly authorized officers on the date first above written:
SELLERS:
PLEXUS CORP., as a Seller, Seller Representative and Guarantor
By: /s/ Patrick Jermain
Name: Patrick Jermain
Title: Executive Vice President and Chief Financial Officer
PLEXUS MANUFACTURING SDN. BHD.
By: /s/ Patrick Jermain
Name: Patrick Jermain
Title: Director
PLEXUS INTL. SALES & LOGISTICS, LLC
By: /s/ Patrick Jermain
Name: Patrick Jermain
Title: Vice President, Treasurer and Asst. Secretary
PLEXUS CORP. (UK) LIMITED
By: /s/ Patrick Jermain
Name: Patrick Jermain
Title: Director
PLEXUS SERVICES RO SRL
[Signature Page to
Second Amended and Restated Master Accounts Receivable Purchase Agreement]

By: /s/ Angelo Ninivaggi
Name: Angelo Ninivaggi
Title: Administrator/Director
PLEXUS (THAILAND) CO., LTD.
By: /s/ Patrick Jermain
Name: Patrick Jermain
Title: Director

[Signature Page to
Second Amended and Restated Master Accounts Receivable Purchase Agreement]

PURCHASER:
MUFG BANK, LTD.
By: /s/ Matthew Hillman
Name: Matthew Hillman
Title:

[Signature Page to
Second Amended and Restated Master Accounts Receivable Purchase Agreement]

Schedule A to
Second Amended and Restated Master Accounts Receivable Purchase Agreement
Approved Obligors
[****]
*subject to adjustment as set forth in the definition thereof

Schedule B To Second Amended And Restated Master Accounts Receivable Purchase Agreement
UCC Information

(a) Name:	Plexus Corp.
(b) Chief Executive Office:	One Plexus Way Neenah, WI 54956
(c) Jurisdiction of Organization:	Wisconsin, USA
(d) Organizational Number:	N/A
(e) FEIN:	39-1344447
(f) Tradenames:	Plexus
(g) Changes in Location, Name and Corporate Organization in the last 5 years:	None

(a) Name:	Plexus Manufacturing Sdn. Bhd.
(b) Chief Executive Office:	Plot 87 Lebuhraya Kampung Jawa
11900 Bayan Lepas
Penang, Malaysia
(c) Jurisdiction of Organization:	Malaysia
(d) Organizational Number:	399136-M
(e) FEIN:	N/A
(f) Tradenames:	Plexus
(g) Changes in Location, Name and Corporate Organization in the last 5 years:	None

(a) Name:	Plexus Services Ro SRL
(b) Chief Executive Office:	Str. Eugeniu Carada, nr. 2-4, Oreada, Bihor,
Romania 410610
(c) Jurisdiction of Organization:	Romania
(d) Organizational Number:	ORC J05/261/19.02.2009; CUI 25152581;
VAT number:
RO25152581
(e) FEIN:	96-0618894
(f) Tradenames:	N/A
(g) Changes in Location, Name and Corporate Organization in the last 5 years:	Previous address: 34/A Calea Borsului St., Oradea, Bihor county, Romania 410605.
Prior address (2013): Santion Village, Bors commune (Bors Land Book no. 36, cadastral number 5, 6 and 91), Oradea, Bihor county, Romania

(a) Name:	Plexus Services RO SRL

(b) Chief Executive Office:	Str. Eugeniu Carada, nr. 2 – 4 , Oreada, Bihor Romania 410610
(c) Jurisdiction of Organization:	Romania
(d) Organizational Number:	ORC J05/261/19.02.2009; CUI 25153581; VAT number: RO25153581
(e) FEIN:	96-0618894
(f) Tradenames:	N/A
(g) Changes in Location, Name and Corporate Organization in the last 5 years:	Previous address: 34/A Calea Borsului St., Oradea, Bihor county, Romania 410605.
Prior address (2013): Santion Village, Bors commune (Bors Land Book no. 36, cadastral number 5, 6 and 91), Oradea, Bihor county, Romania

(a) Name:	Plexus Corp. (UK) Limited
(b) Chief Executive Office:	Pinnacle Hill Industrial Estate, Kelso, Roxburghshire, Scotland TD5 8XX
(c) Jurisdiction of Organization:	Scotland (UK)
(d) Organizational Number:	Coy Registration #: SC146948
(e) FEIN:	VAT number: GB 634817526
(f) Tradenames:	N/A
(g) Changes in Location, Name and Corporate Organization in the last 5 years:	N/A

(a) Name:	Plexus Thailand Co., Ltd.
(b) Chief Executive Office:	No. 8/8, Moo 5, Tambol Tha Sa an, Amphur Bang Pakong, Chachoengsao Province, 24130 Thailand

(c) Jurisdiction of Organization:	Thailand
(d) Organizational and VAT Number:	Business Registration #: 0105553146312
(e) Tradenames:
(f) Changes in Location, Name and Corporate Organization in the last 5 years:
Prior address:	N/A
N/A

SCHEDULE C TO SECOND AMENDED AND RESTATED MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT
PURCHASER’S ACCOUNT
“Purchaser’s Account” means:
(a)    with respect to payments in Dollar:

Account Number	[****]
Bank Address:	MUFG Bank, Ltd., 1221 Avenue of the Americas, New Yor, NY 10020
Account Name:	MUFG Bank, Ltd.
Bank Swift Address:	Swift address BOTKUS33
ABA Number:	26009632
Reference:	Trade Services Ops – Plexus

(b)    with respect to payments in Euro:

Account Number	[****]
Bank Address :	MUFG Bank, Ltd., London, UK
Account Name:	BOTKGB2L
Bank Swift Address:	BOTKUS33
ABA number	26009632
Attention	Loan Operations Department
Reference	Plexus

(c)    with respect to payments in Sterling:

Account Number	[****]
Bank Address :	MUFG Bank, Ltd., London, UK
Account Name:	BOTKGB2L
Bank Swift Address:	BOTKUS33
ABA number	26009632
Attention	Loan Operations Department
Reference	Plexus

SCHEDULE D TO SECOND AMENDED AND RESTATED MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT
REMITTANCE ACCOUNT
Bank of America
100 West 33rd Street
New York, NY 10001
ABA: 026009593
Account: [****]
Swift Code: BOFAUS3N
Account Name: Plexus Corp.

EXHIBIT A TO SECOND AMENDED AND RESTATED MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT
______________, 20___
MUFG Bank, Ltd.
1251 Avenue of the Americas
New York, NY 10020
Attn:
Ladies and Gentlemen:
Purchase Request
We refer to the Second Amended and Restated Master Accounts Receivable Purchase Agreement, dated as of November 6, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among Plexus Corp., Plexus Manufacturing Sdn. Bhd., Plexus Intl. Sales & Logistics, LLC, Plexus Services Ro SRL, Plexus Corp. (UK) Limited, Plexus Thailand Co., Ltd., and each Additional Seller party thereto from time to time (each, a “Seller”, and collectively, the “Sellers”), Plexus Corp., as seller representative (in such capacity, “Seller Representative”), and MUFG BANK, LTD.
Terms defined in the Purchase Agreement shall have the same meaning herein as defined in such Purchase Agreement.
The Seller Representative hereby requests that the Purchaser purchase on __________, 20__, the Receivables set forth on Schedule A attached hereto (the “Proposed Receivables”), in accordance with, and subject to, the terms and provisions of the Purchase Agreement.
The Seller Representative hereby represents and warrants to the Purchaser that the following statements are true and correct as of the applicable Purchase Date for such Proposed Receivables:
(i)    Each of the conditions precedent set forth in Section 8 of the Purchase Agreement has been satisfied or otherwise waived by the Purchaser.
(ii)    After giving effect to the purchase of such Proposed Receivables, the Total Outstanding Amount of all Purchased Receivables of all Approved Obligors as of such date will not exceed the Maximum Facility Amount.
(iii)    After giving effect to the purchase of such Proposed Receivables, the Total Outstanding Amount of all Purchased Receivables of any Approved Obligor will not exceed any applicable Approved Obligor Sublimit.
(iv)    The representations and warranties made by the Sellers in Section 9.1 of the Purchase Agreement are true and correct in all material respects to the same extent as though made on and as of that date (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects), except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects).
(v)    The representations and warranties made by the applicable Seller in Section 9.2 of the Purchase Agreement with respect to the Proposed Receivables are true and correct in all material respects to the same extent as though made on and as of that date (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects), except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects).
Executed and delivered by the Seller Representative as of the date first above written.
PLEXUS CORP.
By:
Name:
Title:

Schedule A to Purchase Request

	[Name of Seller]	Approved Obligor	Invoice Number	Invoice Amount	Invoice Date	Maturity Date	Purchase Date	Days to Maturity from Purchase
1.
2.
3.

EXHIBIT B TO
SECOND AMENDED AND RESTATED MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT
______________, 20___
MUFG Bank, Ltd.
1251 Avenue of the Americas
New York, NY 10020
Attn:
Ladies and Gentlemen:
Servicing Report
We refer to the Second Amended and Restated Master Accounts Receivable Purchase Agreement, dated as of November 5, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among Plexus Corp., Plexus Manufacturing Sdn. Bhd., Plexus Intl. Sales & Logistics, LLC, Plexus Services Ro SRL, Plexus Corp. (UK) Limited, Plexus Thailand Co., Ltd., and each Additional Seller party thereto from time to time, as Sellers, Plexus Corp., as seller representative (in such capacity, “Seller Representative”), and MUFG BANK, LTD., as Purchaser. Terms defined in the Purchase Agreement shall have the same meaning herein as defined in such Purchase Agreement.
Please find attached hereto the latest Servicing Report.
Executed and delivered by the Seller Representative as of the date first above written.
PLEXUS CORP.
By:
Name:
Title:

Exhibit C-1 to Amended and Restated Master Accounts Receivable Purchase Agreement
TERMS OF USE OF PRIMEREVENUE SYSTEM
Electronic Services Schedule
This Electronic Services Schedule (this “Schedule”) is attached and made a part of the Agreement (as defined herein). In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Schedule, the terms and conditions of this Schedule shall control. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.
Section 1.    As used herein:
“Agreement” means the Second Amended and Restated Master Accounts Receivable Purchase Agreement, dated as of August [__], 2025, among Plexus Corp., Plexus Manufacturing Sdn. Bhd., Plexus Intl. Sales & Logistics, LLC, Plexus Services Ro SRL, Plexus Corp. (UK) Limited, Plexus Thailand Co., Ltd., and each Additional Seller party thereto (the “Sellers” and each a “Seller”) and MUFG Bank, Ltd. (the “Purchaser”), including this Schedule, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Message” means all messages or other information sent by a Seller under the Agreement using the Program web portal.
“PrimeRevenue” means PrimeRevenue, Inc., which is a Service Provider hereunder.
“Program web portal” means the system interface of the Service Provider to be used by Purchaser and the Sellers so as to operate the Agreement or any updated or replacement system from time to time.
“Service Provider” means any person with whom an agreement has been entered into by the Purchaser and to whom the performance of certain obligations or exercise of certain rights in respect of the giving and receiving of Messages, and not in respect of any purchase of Receivables, is from time to time sub-contracted by the Purchaser.
Section 2.    Service Provider
The parties to the Agreement agree that the Service Provider is and will be the service provider solely for the Purchaser and not the sub-contractor or agent of the Sellers. The Sellers consent to the Purchaser outsourcing to the Service Provider the management of certain administrative functions under the Agreement, it being understood that only the rights and obligations issuing from this Schedule shall be outsourced.1
Section 3.    Service Provider’s Systems and Platform
3.1.    To operate this Agreement, the Sellers and the Purchaser shall use the Program web portal, subject to Section 4.9 below.
3.2.    Program related data will be updated and available for view access by the Sellers and the Purchaser on a day to day basis in the Program web portal.
3.3.    The Sellers will upload and download information pertaining to Purchase Requests from the Program web portal.
3.4.    As of the date of this Schedule, the Service Provider means PrimeRevenue. The Purchaser may replace the Service Provider at any time or terminate this Schedule, and will give written notice thereof to the Seller Representative.
Section 4.    Use of Service Provider’s Systems and Platform
4.1.    The Sellers shall have the right to use the content of the Program web portal to print and use reports downloaded from the Program web portal, and to save reasonable copies to its hard drive, in each case solely for the purposes contemplated by the Agreement. Any copying, distribution, or commercial use of any of the content of the Program web portal not in furtherance of or related to the commercial purposes of the Agreement is strictly forbidden. Notwithstanding the foregoing, the Sellers are entitled to share any such content with its affiliates and its and such affiliates’ attorneys, accountants, and tax advisors, or any governmental authority.
4.2.    Service Provider retains all right, title, and interest in and to its Program web portal, including all software and other intellectual property underlying the Program web portal and associated therewith, all derivative works thereof, and in all media, but specifically excluding any materials, intellectual property or information provided by the Sellers or the Purchaser (collectively, “Member Content”), all of which shall remain the property of the contributing party. Other than a royalty-free license to use the Program web portal during the term of this Schedule, nothing contained herein shall be construed as the grant of a license or other right by Service Provider to the Sellers of the Program web portal or any intellectual property underlying or associated with the Program web portal. The Sellers grant to Service Provider for the term of this Schedule a royalty free, non-exclusive license to use, reproduce, display and modify the Seller’s Member Content for the purpose of allowing Service Provider to render the contracted-for services to the Purchaser.
1 Services with respect to Messages are only being offered as an accommodation and not as a requirement for any Seller’s use of the facility. As such, in the event the service provider cannot or does not perform, the Purchaser’s liability is limited to the Purchaser performing under the Purchaser’s obligations stated in the Agreement.

4.3.    All of the design, text, graphics and the selection and arrangement thereof included in the Program web portal are protected by the copyright laws of the United States and other countries. The Program web portal and all associated intellectual property rights are owned by Service Provider and its licensors. All rights not expressly granted to the Sellers are reserved to Service Provider and its licensors. Each Seller acknowledges that (a) the Program web portal incorporates confidential and proprietary information developed or acquired by Service Provider, including the software underlying the Program web portal; (b) it shall use such information solely for the purposes set forth herein; and (c) it shall not disclose any such information to third parties except to its affiliates, and its and their employees, officers, legal counsel, financial advisors and auditors, so long as such parties are bound by written or fiduciary obligations no less stringent than those set forth herein, and the Sellers remain primarily responsible for any unauthorized use or disclosure of the information by such third parties. This Section 4.3 shall survive the termination of this Schedule for a period of one year.
4.4.    Service Provider may access and use the non-public financial, transactional and other information that is processed under this Agreement or otherwise acquired by Service Provider in connection with the Program web portal (“Seller Data”) for the purposes of providing and operating the Program web portal. In addition, Service Provider may access and use Seller Data on an aggregate basis for the purpose of preparing statistical analyses, reports, and benchmarking statistics for Service Provider’s own use and for general marketing purposes related to trends and overall use of the Program web portal and related services. Each Seller represents that it has the right to permit Service Provider to use Seller Data as described in this Agreement and that such use will not violate any third person’s rights.
4.5.    Each Seller acknowledges that Service Provider may transfer Seller Data to a third person, in connection with: (a) any assignment arising from the acquisition of all or substantially all of its assets or equity interests; or (b) a delegation of hosting or other duties, provided that such third party service provider agrees to abide by appropriate confidentiality obligations.
4.6.    The parties may disclose Seller Data if required by applicable law to any government body, or duly authorized representatives thereof, upon an audit or other inspection by any of the same of the records or facilities of Service Provider. The Sellers will be notified promptly upon receipt of any order and upon the implementation of any change in laws which requires disclosure of Seller Data.
4.7.    Each Seller hereby acknowledges that Service Provider reserves the right to: (a) terminate the Sellers’ access to and use of the Program web portal if any Seller permits any unauthorized third person or entity to access and use the Program web portal; and (b) interrupt or disable access to and use of all or any part of the Program web portal if necessary to prevent or protect against fraud, hacking, or illegal conduct or otherwise protect Service Provider’s personnel or the Program web portal, in Service Provider’s sole discretion and without notice.
4.8.    EACH SELLER ACKNOWLEDGES THAT NO WARRANTIES OR CONDITIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE

IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE MADE BY SERVICE PROVIDER WITH RESPECT TO THE PROGRAM WEB PORTAL, THE UNDERLYING SOFTWARE, OR ANY SERVICES PROVIDED BY SERVICE PROVIDER, AND SUCH PROGRAM WEB PORTAL, SOFTWARE, AND SERVICES ARE PROVIDED ON AN “AS IS, WHERE IS, AND AS AVAILABLE” BASIS. SERVICE PROVIDER EXPRESSLY DISCLAIMS LIABILITY AND SPECIFICALLY DENIES ANY RESPONSIBILITY FOR (A) THE COMPLETENESS, ACCURACY OR QUALITY OF INFORMATION OR ANY MEMBER CONTENT OBTAINED THROUGH THE PROGRAM WEB PORTAL, AND (B) THE SELLERS’ USE OF OR INABILITY TO USE THE PROGRAM WEB PORTAL. THE USE OF THE PROGRAM WEB PORTAL, AND ANY MEMBER CONTENT OR INFORMATION OBTAINED VIA THE PROGRAM WEB PORTAL, IS AT THE SELLERS’ RISK.
4.9.    The Purchaser has the obligation to view the Messages sent in accordance with this Schedule and to act upon them under the terms of the Agreement, and, during any unavailability of the Program web portal for the purposes hereof, or following the change of Service Provider, accept or receive Purchase Requests and other notices as otherwise provided in the Agreement.
Section 5.    Security. Each Seller agrees that:
5.1.    such Seller’s authorized employees may access the Program web portal using a unique user ID and password issued by System Provider. The Sellers and each authorized employee shall not allow any other individual to use such employee’s unique user ID and password to access the Program web portal. The Sellers and each authorized employee shall remain responsible for maintaining the strict confidentiality of the user IDs and passwords created for the Sellers’ authorized employees;
5.2.    it will not intentionally or knowingly interfere with, defeat, disrupt, circumvent or tamper with or attempt to gain unauthorized access to the Program web portal or other information or instruction that is, by the terms of the Agreement to be transmitted through the Program web portal, or with the restrictions on use of functionality or access to information on any portion of the Program web portal, or attempt to do so; and
5.3.    it will not intentionally or knowingly introduce into any portion of the Program web portal any device, software or routine, including but not limited to viruses, Trojan horses, worms, time bombs and cancelbots or other data or code that harms, or may adversely affect, the operation of the Program web portal.
Section 6.    Representations, Warranties and Covenants of the Sellers. Each Seller hereby represents, warrants and covenants to and with the Purchaser as follows:
6.1.    The Sellers’ use of the Program web portal is solely to settle genuine and lawful commercial trade transactions, arising in the ordinary course of business, for the purchase or sale of goods (including Receivables as defined under the Agreement) and/or services by or to a Seller from or to the Purchaser or other third parties. The Sellers shall not use the Program web portal for investment or arbitrage functions or purposes, or for any money laundering purpose, or in contravention of any law or regulation, and any activity undertaken via the Program web portal shall not be used in furtherance of any of the foregoing.
6.2.    Information provided by the Sellers to the Purchaser or Service Provider from time to time in connection with this Schedule is and shall be true and accurate in all material respects at the time given.
Section 7.    No Implied Duties. Without limiting the liabilities of the Purchaser under the Agreement, the Purchaser shall be obliged to perform such duties and only such duties as are specifically set forth herein, and no implied duties or responsibilities shall be read or implied into this Schedule against the Purchaser. The Purchaser shall have no duties or obligations under this Schedule to any person or entity other than the Sellers and, without limiting the foregoing, does not assume any obligation or relationship of agency or trust under this Schedule for, or with any other person or entity.
Section 8.    Third Party Beneficiary Rights. The Sellers and the Purchaser agree that Service Provider is an intended third party beneficiary of, and entitled to rely on Sections 2, 4, 5, and 6 of this Schedule and Section 13.18 (Confidentiality) of the Agreement.

Exhibit C-2 To
Second Amended and Restated Master Accounts Receivable Purchase Agreement
Electronic Services Schedule
This Electronic Services Schedule (this “Schedule”) is attached and made a part of the Agreement (as defined herein). In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Schedule, the terms and conditions of this Schedule shall control. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.
Section 1.    Definitions. As used herein:
“Administrator” means the individual(s) designated by the Seller Representative to the Purchaser in writing pursuant to the Seller Representative’s completion of Exhibit C-3 to the Agreement, with authority to: (1) grant and cancel User access rights to the MUFG Platform and set up User entitlements for the MUFG Platform as designated to the Purchaser in writing or through the Administrator’s self-administration on the MUFG Platform; (2) accept modifications of the Terms (as hereinafter defined) on behalf of such Seller; and (3) perform such other functions as the Purchaser communicates in writing to the Administrator. The Seller Representative must notify the Purchaser in writing of any change to an Administrator by providing the Purchaser with a new Exhibit C-3 that will replace the existing Exhibit C-3. Any new Exhibit C-3 will need to be executed by the Seller Representative. Any change to an Administrator will be effective when the Purchaser has received such notice and had a reasonable opportunity to act upon it.
“Bank Provider” means any direct or indirect service provider, licensor or subcontractor of the Purchaser.
“Credentials” mean a unique User password, unique User ID and an additional verification factor determined by the Purchaser from time to time in its sole discretion.
“Equipment” means any hardware, telecommunications equipment, internet connections, web browser software and other equipment that Users may use to access the MUFG Platform and use the Service.
“Instruction” means any instruction, communication, interaction, file or other tangible item provided through the MUFG Platform in accordance with the Agreement using the Security Procedures.
“Personal Information” means all information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, including any information that constitutes “personally identifiable information”, “non-public personal information”, “personal data”, “protected data”, or any similar category of information or data protected under applicable data protection laws.

“Security Procedures” means the multi-factor authentication process utilizing the Credentials of the relevant User in order for such User to access the MUFG Platform and use the Service.
“Service” means the following capabilities that may be provided to Users with the appropriate entitlements: (1) certain functionalities in respect of the purchase and sale of Receivables by the Purchaser and the Sellers including the uploading of files relating to the Receivables; (2) the giving and receiving of any Instruction between the Purchaser and the Sellers; (3) access to information relating to the Agreement that the Purchaser may, in its sole discretion, provide through the MUFG Platform to the Sellers; (4) the ability for the Sellers to download and print certain information relating to the Agreement provided through the MUFG Platform; and (5) any other service that the Purchaser may, in its sole discretion, provide to Users with the appropriate entitlements through the MUFG Platform.
“Terms” means the terms initially set forth in this Schedule and modified from time to time by the Purchaser pursuant to Section 6.7.
“Third-Party Websites” mean websites that third parties own, control, develop, or maintain.
“Users” mean individual(s) designated by the Sellers to the Purchaser in writing or through self-administration by the Administrator on the MUFG Platform to have access to and use of the MUFG Platform. The Administrator will notify MUFG of any change to a User in the manner designated by the Purchaser (and/or enable or disable any User through self-administration on the MUFG Platform).
Section 2.    Sellers’ Usage of the MUFG Platform.
2.1Rights to Access and Use. Subject to such Seller’s compliance with the terms and provisions of the Terms and the Agreement, the Purchaser hereby grants each Seller a limited, revocable, non-sublicensable, non-exclusive, non-transferable right to access and use the MUFG Platform for the sole and exclusive purpose of receiving the Service, which license shall terminate automatically upon termination of the Agreement.
2.2Copyright and Trademarks Rights. All of the design, text, graphics and the arrangement thereof on the MUFG Platform constitute property owned or controlled by or licensed to MUFG and/or its Subsidiaries, Affiliates and licensors and are protected by the copyright laws of the United States and foreign countries. The names and logos of MUFG or any of its Subsidiaries and Affiliates displayed on the MUFG Platform are trademarks belonging to MUFG and/or its Subsidiaries and Affiliates. Users may not remove any copyright or trademark notices from any copies Users make from any information or materials accessed through the MUFG Platform. All rights not expressly granted to the Sellers pursuant to the Terms and the Agreement are expressly reserved.

2.3Confidentiality. Each Seller acknowledges that: (1) the MUFG Platform, including the software underlying the MUFG Platform, incorporates confidential and proprietary information developed by or for the Purchaser, or acquired by the Purchaser and/or its Subsidiaries and Affiliates from third parties; (2) such Seller will use such information solely for the purposes described in the Agreement (including this Schedule); and (3) such information is subject to the “Confidentiality” clause set forth in Section 13.18 of the Agreement and shall be handled and protected accordingly.
2.4Security Procedures and Credentials. The Administrator and Users will be provided with instructions regarding the Security Procedures, including creation and use of the Credentials. The Administrator and Users will be responsible for the confidentiality and use of the Credentials and will be responsible for safeguarding the Credentials. Any Seller shall immediately notify the Purchaser in writing if such Seller becomes aware of any unauthorized use, loss or theft of any User’s Credentials or if such Seller becomes aware or suspects that any User’s Credentials have become known by an unauthorized Person. The Purchaser may suspend or disable any Credentials if, in its sole discretion, the Purchaser has reason to suspect their improper use. Each Seller acknowledges that the Purchaser reserves the right to: (1) terminate the Administrator’s and Users’ and any other Person’s access to and use of the MUFG Platform if such Seller permits any unauthorized Person to access and use the MUFG Platform; and (2) interrupt or disable access to and use of the MUFG Platform if necessary or advisable to prevent or protect against fraud, hacking or illegal conduct or otherwise protect the MUFG Platform, in the Purchaser’s sole discretion and without prior notice. The designation of an Administrator or a User shall be deemed to constitute a representation and warranty by the relevant Seller that such Administrator or User is located in the jurisdiction associated with that Person in the Purchaser’s records. The Purchaser reserves the right to block any Administrator or User or access from a particular internet address that originates from or reaches the MUFG Platform from a jurisdiction that is the subject of Sanctions or with respect to which trade or commerce are otherwise restricted pursuant to applicable Law.
2.5Equipment. Each Seller is responsible for obtaining and maintaining the Equipment, and the Purchaser disclaims all risks relating thereto. Each Seller acknowledges that certain security, corruption, transmission error and access availability risks are associated with using open networks such as the internet. Each Seller acknowledges that it has made an independent assessment of the adequacy of the internet and the Equipment in connection with such Seller’s access to and use of the MUFG Platform. Each Seller agrees to take all reasonable measures to maintain effective protections against security risks relating to the Equipment or any Person’s use of the Equipment.
2.6Instruction. Each Seller is responsible for any Instruction provided through the MUFG Platform using the Security Procedures and agrees that the Security

Procedures will be used each time an Instruction is provided through the MUFG Platform. Each Seller agrees to be legally bound by each Instruction, whether or not authorized by such Seller, that is provided through the MUFG Platform using the Security Procedures, and such Seller waives any claim or defense that any Instruction is unenforceable due to it being provided electronically rather than in a manual writing.
2.7Permitted Usage. The MUFG Platform is made available to the Sellers solely for the purposes described in this Agreement and the Terms. No Seller may: (1) access the MUFG Platform except for the purposes described in the Agreement and the Terms; (2) log into a server or an account that such Seller is not authorized to access; (3) sell, distribute, re-transmit, assign, time-share, lease, convey or in any other way transfer use of the MUFG Platform or the Service to any Person except as expressly permitted herein; (4) reverse engineer, decompile, reverse compile, disassemble or in any other way attempt to derive the source code of any software used in connection with the MUFG Platform; (5) use any tools, programs, robotic algorithms or products to automatically download or “spider” the MUFG Platform or any part thereof; (6) attempt to probe, scan or test the vulnerability of a system or network or circumvent any security or authentication measure or other technological measure contained in the MUFG Platform or any software, technology or other systems used or provided in connection with the MUFG Platform without prior written authorization from the Purchaser; or (7) engage any third party on the Seller’s behalf to use any such tools or products or take any such actions in connection with the MUFG Platform. Any access to or use of the MUFG Platform not in accordance with this paragraph is expressly unauthorized and prohibited.
2.8Prohibited Activities. No Seller shall use the MUFG Platform for, or in connection with, any of the following activities:
2.8.1.Spoofing or otherwise impersonating any Person, including the Administrator or any User, or otherwise misrepresenting such Seller’s, the Administrator’s or any User’s identity in any way or the location from which such Person is accessing the MUFG Platform;
2.8.2.Any fraudulent or unlawful purpose, or any use that violates the accepted norms of the internet community, whether or not expressly mentioned in the Terms, or any activity that could damage the Purchaser’s reputation and goodwill or the commercial reputation and goodwill of its Subsidiaries and Affiliates or other Persons;
2.8.3.Uploading, or otherwise transmitting through the MUFG Platform any unlawful, harmful, defamatory, tortious, libelous, abusive or otherwise objectionable material of any kind, or any material that is invasive of another Person’s privacy or exploits children;
2.8.4.Transmitting material that damages, destroys, disrupts, overloads, floods, mailbombs, crashes or otherwise impairs the MUFG Platform, or surreptitiously intercepts or expropriates any information or material from the MUFG Platform;
2.8.5.Developing a competitive product offering; or
2.8.6.Transmitting material that otherwise violates the Purchaser’s rules or policies.
Violations of the foregoing restrictions and any other prohibitions set forth in the Terms, including, without limitation, the prohibitions set forth in Section 2.7, may result in civil or criminal liability and/or suspension or termination of access to the MUFG Platform and use of the Service. The Purchaser reserves the right to investigate occurrences that may involve such violations, and the Purchaser may involve, and cooperate with, law enforcement or regulatory authorities in prosecuting Persons who have participated in such violations.
Section 3.    Sellers’ Representations and Warranties. Each Seller represents and warrants that: (1) any information such Seller provides to the Purchaser in connection with the MUFG Platform and any Instruction submitted through the MUFG Platform is accurate and complete in all respects; (2) each individual designated as an Administrator is duly authorized by the relevant Seller to accept the Terms on behalf of such Seller and by so doing to bind such Seller and the relevant Users to the Terms; (3) each individual designated as an Administrator or a User is authorized on behalf of such Seller to access the MUFG Platform and use the Service (in the case of a User, in accordance with the User’s entitlements); (4) such Seller has obtained the consent of all individuals whose Personal Information will be disclosed to the Purchaser prior to designating such individuals as an Administrator or a User and providing their Personal Information to the Purchaser; and (5) in accessing and using the MUFG Platform, such Seller will at all times comply with all applicable Law, and neither the Seller nor any of its Subsidiaries or Affiliates nor any of its or their respective directors, officers, employees, agents or other representatives will take any action in connection with the MUFG Platform that violates Anti-Corruption Laws or Sanctions.
Section 4.    Disclaimer of Warranties. The information on the MUFG Platform is believed to be reliable, but the Purchaser does not warrant its completeness, timeliness or accuracy and expressly disclaims liability for any errors or omissions it may contain. Any dated information is published as of its date only, and the Purchaser disclaims any obligation or responsibility to update or amend it. By providing access to the MUFG Platform and any information or materials accessible on or through the MUFG Platform, MUFG is not distributing the MUFG Platform or its contents to any Person or soliciting any Person to use the MUFG Platform or its contents where doing so is prohibited by law.
THE MUFG PLATFORM AND THE SERVICE ARE PROVIDED ON AN “AS-IS”, “AS AVAILABLE” BASIS WITH NO REPRESENTATIONS OR WARRANTIES OF ANY KIND. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE PURCHASER DOES NOT WARRANT THE TIMELINESS, VALIDITY, SEQUENCE, COMPLETENESS, ACCURACY OR CONTINUED AVAILABILITY OF ANY INFORMATION OR MATERIALS CONTAINED ON, OR ACCESSIBLE THROUGH, THE MUFG PLATFORM

OR THE PERFORMANCE, SETTINGS, FEATURES, COMPATIBILITY, LACK OF CONFLICT, FUNCTIONALITY OR CONTINUED AVAILABILITY OF THE MUFG PLATFORM OR THE SERVICE OR ANY SOFTWARE MADE AVAILABLE ON THE MUFG PLATFORM. THE PURCHASER DOES NOT WARRANT THAT THE OPERATION OF THE MUFG PLATFORM WILL BE UNINTERRUPTED, ERROR-FREE, FREE OF VIRUSES, WORMS OR OTHER HARMFUL PROGRAMMING OR CODES OR OTHER SECURITY RISKS OR THAT THE MUFG PLATFORM WILL MEET THE SELLER’S NEEDS. THE PURCHASER EXPRESSLY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

IN NO EVENT WILL THE PURCHASER OR ANY OF ITS SUBSIDIARIES OR AFFILIATES OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR OTHER REPRESENTATIVES BE LIABLE FOR ANY LOST PROFITS, LOST OPPORTUNITY OR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF THE ACCESS AND USE OR INABILITY TO ACCESS OR USE THE MUFG PLATFORM OR THE SERVICE, REGARDLESS OF WHETHER THE PURCHASER HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

The Purchaser will not be responsible for any loss or damage that could result from the interception by third parties of any information made available through the MUFG Platform. Neither the Purchaser nor any of its Subsidiaries or Affiliates or any of their respective directors, officers, employees, agents or other representatives will be liable or have any responsibility of any kind for any loss or damage that any Seller may incur in the event of any failure or interruption of the MUFG Platform or the Service, or resulting from the act or omission of any Person involved in making the MUFG Platform or the Service available to Users, whether or not the circumstances giving rise to such cause may have been within the Purchaser’s control. Without limiting the generality of the foregoing, the Purchaser has the right to shut down temporarily the MUFG Platform and/or suspend the Service whenever, in the Purchaser’s reasonable judgment, such action is necessary or advisable for general maintenance or emergency purposes. The Purchaser will use commercially reasonable efforts to schedule any non-emergency maintenance so as not to disrupt any Seller’s business or operations.

Section 5.    Indemnity. Each Seller agrees to indemnify, defend and hold harmless each Indemnified Party and/or the Bank Provider, as applicable, from and against all Indemnified Liabilities arising out of or relating to: (1) any breach of the Security Procedures; (2) any viruses or other harmful or malicious programming or codes introduced to the MUFG Platform by any Seller, the Administrator or a User (or any other Person acting on behalf of any of the foregoing Persons) or any impairment to the integrity of the MUFG Platform caused by any Seller, the Administrator or a User (or any other Person acting on behalf of any of the foregoing Persons); (3) the submission of any Instruction through the MUFG Platform by any Person, whether or not authorized by the relevant Seller, using the Security Procedures, or (4) any other breach of such

Seller’s obligations under the Terms, including any representations or warranties being untrue in any material respect.
Section 6.    Miscellaneous.
6.1Third-Party Websites. The MUFG Platform may contain links to Third-Party Websites. The Purchaser does not review, monitor, operate or control the Third-Party Websites, and the Purchaser makes no guarantees, representations or warranties as to, and shall have no liability for, the content available on or through or the functioning of the Third-Party Websites. By providing access to Third-Party Websites, the Purchaser is not recommending or otherwise endorsing the products or services provided by the sponsors or owners of the Third-Party Websites. Each Seller’s access or use of the Third-Party Websites, including providing information, materials or other content to the Third-Party Websites, is entirely at such Seller’s own risk. The Purchaser has the right to discontinue links to any Third-Party Websites at any time and for any reason, without notice.
6.2Screen Views. Some of the screens on the MUFG Platform do not automatically refresh themselves. Information may change at any time while a User is viewing a screen, but the User’s screen views may not be updated to reflect such change. The User is responsible for ensuring that it is viewing the most current information posted on the MUFG Platform on the User’s screens. The User should be mindful that the default viewing preferences of the User’s browser or the User’s access device may not show entire pages. The User should be aware at all times of the possibility of, and be responsible for, incomplete screen views or printouts. The User is responsible for scrolling the User’s viewing screens up, down and sideways to ensure that the User is viewing or printing all portions of pertinent pages. Each Seller or Administrator shall inform the relevant Users of the screen view issues described above and the Purchaser disclaims all responsibilities with respect thereto.
6.3Disclosure and Monitoring. Each Seller acknowledges that the Purchaser may disclose and transfer information a User or Administrator provides on the MUFG Platform (provided that such activities are managed in compliance with the Agreement and the relevant privacy notice that may be accessed through the MUFG Platform). Each Seller’s use of the MUFG Platform constitutes its consent to the Purchaser taking such actions and monitoring how the MUFG Platform is used.
6.4No Implied Duties. With respect to matters relating to the MUFG Platform and the Service, the Purchaser will be obligated to perform only those duties specifically set forth herein, and no implied duties or responsibilities of the Purchaser shall be read into the Terms.
6.5Force Majeure. The Purchaser will have no responsibility if MUFG Platform access or performance or Service delivery is adversely impacted, directly or indirectly by government action, embargoes, acts of war or terrorism, strikes, work stoppages, civil unrest, epidemics, acts of God, fire, flood or other natural catastrophe, or interruptions, loss or malfunctions of utilities, telecommunications equipment, computer hardware or software systems or other causes or events beyond MUFG’s or its subcontractors’ control.

6.6Technical Disruptions: In the event of technical difficulties and disruptions, access to the MUFG Platform and delivery of Service may be suspended or interrupted. If any Seller’s access to the MUFG Platform and delivery of Service is suspended or interrupted, the Purchaser may agree with such Seller on alternative arrangements until such time as the suspension or interruption ends which may include conducting activities in connection with the Agreement via electronic mail.
6.7Acceptance of Changes in Terms. The current version of the Terms will be available through the “Terms of Use” link on the MUFG Platform. The Terms set forth in this Schedule will be deemed to have been accepted by the relevant Seller pursuant to the Seller’s execution of the Agreement. The Purchaser reserves the right to modify the Terms or scope of Service at any time without prior notice. If the Terms are modified, a notification will appear on the MUFG Platform that will require the Administrator to accept the current version of the Terms on behalf of the relevant Seller in order for such Seller’s Users to continue to use the Service. The Administrator may then accept the modified Terms electronically by scrolling through the modified Terms and clicking-through its acceptance at the end of the modified Terms or the Administrator may accept the modified Terms manually by downloading, printing and returning a signed copy of the modified Terms to MUFG. The Service cannot continue to be used until the modified Terms are accepted by the Administrator. If more than one Administrator has been designated by the relevant Seller, only one such Administrator is required to accept the modified Terms on behalf of such Seller. By either electronically accepting the modified Terms by clicking-through the modified Terms or returning a manually signed copy of the modified Terms, the Administrator confirms on behalf of the relevant Seller that the Administrator understands and accepts the modified Terms. If, for any reason, the Administrator cannot click-through the modified Terms or download and print a copy of the modified Terms, the Administrator will notify the Purchaser who will arrange for the Terms to be provided to, and accepted by, the Administrator in an alternative manner. Without limiting the generality of the foregoing, where the Administrator elects to click-through the modified Terms to acknowledge its acceptance of the modified Terms, the Administrator may, at any time before or after the Administrator clicks-through the modified Terms, download and print a copy of the modified Terms. Each Seller and its designated Users agree to be bound by the current version of the Terms.
6.8Application of Terms. The Terms supplement the terms and provisions of the Agreement with respect to matters relating to the MUFG Platform and the Service. The Terms are not intended to amend or replace any term or provision of the Agreement. In the event of any conflict between the Terms and the terms and provisions of the Agreement regarding matters other than any Seller’s access to the MUFG Platform and use of the Service, the terms and provisions of the Agreement shall govern.
6.9Communications. By accepting the Terms, each Seller consents to receive electronically all communications, agreements, notices, documents and disclosures relating to the Terms and such Seller’s access to the MUFG Platform and use of the Service as permitted by the Electronic Signatures in Global and National Commerce Act, 15 USC §7001, et seq. and the Uniform Electronic Transactions Act. Such communications include updates to the Terms and any other transaction information or other information related to the MUFG Platform. If a Seller is located outside of the United States, then, in addition to the foregoing, such Seller also consents to receive electronically all communications, agreements, notices, documents and disclosures relating to the Terms and such Seller’s access to the MUFG Platform and use of the Service, including any updates thereto and any other transaction information or other information related to the MUFG Platform, as permitted by the laws and regulations in respect of electronic communications in effect in the jurisdiction of such Seller. Each Seller has the right to withdraw its consent at any time. To withdraw its consent, such Seller must send a written notice to the Purchaser indicating that such Seller’s consent is withdrawn. Such written notice shall be sent in accordance with the “Notices” provision of the Agreement. If consent is withdrawn, the Purchaser reserves the right to discontinue a Seller’s access to the MUFG Platform and use of the Service or to charge the relevant Seller an additional fee for paper copies.
6.10Enforceability; Governing Law; Jurisdiction; Waiver of Jury Trial; Survival; Electronic Signatures. If any portion of the Terms is held to be unenforceable, the other terms and provisions of the Terms shall remain in full force and effect. The Terms shall be governed by and construed in accordance with the governing law of the Agreement, and the terms and provisions set forth therein with respect to jurisdiction, enforcement of judgments, waiver of jury trial, survival and electronic signatures shall also apply to the Terms.
Section 7.    Third-Party Beneficiary Rights. Each Seller and the Purchaser agree that each Bank Provider is an intended third-party beneficiary of, and entitled to rely on Sections 2, 3, 4, 5 and 7 of this Schedule and Section 13.18 (Confidentiality) of the Agreement.

Exhibit C-3 To
Second Amended and Restated Master Accounts Receivable Purchase Agreement
Administrator Setup Form
Pursuant to Exhibit C of this Agreement, the Seller Representative may designate certain individual(s) as an Administrator.
The below individual(s) are hereby designated as Administrator:

Administrator(s)
Name
Email Address
Phone Numbers	Office:	Cell:

Name
Email Address
Phone Numbers	Office:	Cell:

Name
Email Address
Phone Numbers	Office:	Cell:

Name
Email Address
Phone Numbers	Office:	Cell:

This Exhibit C-3 may be updated from time-to-time by the Seller Representative providing the Purchaser with a new Exhibit C-2 that will replace the existing Exhibit C-3. Any updated Exhibit C-3 should be sent to the Purchaser at scfclientsupport@us.mufg.jp.
[SELLER REPRESENTATIVE]
By: _______________________________
Name: _____________________________
Title: ______________________________
Date: ______________________________

EXHIBIT D TO SECOND AMENDED AND RESTATED MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT
______________, 20___
Plexus Corp.
One Plexus Way
Neenah, WI 54956
Attn: Florence Makope
Ladies and Gentlemen:
Maximum Facility Amount Notice
We refer to the Second Amended and Restated Master Accounts Receivable Purchase Agreement, dated as of November 5, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among Plexus Corp., Plexus Manufacturing Sdn. Bhd., Plexus Intl. Sales & Logistics, LLC, Plexus Services Ro SRL, Plexus Corp. (UK) Limited, Plexus Thailand Co., Ltd., and each Additional Seller party thereto from time to time, as Sellers, Plexus Corp., as seller representative, and MUFG BANK, LTD., as Purchaser. Terms defined in the Purchase Agreement shall have the same meaning herein as defined in such Purchase Agreement.
We hereby notify you that, as of the date hereof and until you receive from us a subsequently dated Maximum Facility Amount Notice, the amount under item (i) of the definition of Maximum Facility Amount in the Purchase Agreement shall be $[ ].
Executed and delivered by the Purchaser as of the date first above written.
MUFG BANK, LTD.
By:
Name:
Title:

EXHIBIT E TO SECOND AMENDED AND RESTATED MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT
NOTICE OF ASSIGNMENT OF RECEIVABLES

To:	[Name of the Approved Obligor]
[Address of the Approved Obligor]
Attention: [Name of an authorized person of the Approved Obligors]
Date:	[●]
Re:	Invoice(s) listed in the Annex (the “Invoices”)

Dear Sir,
1.    In accordance with, and subject to, the terms and provisions of the Second Amended and Restated Master Accounts Receivable Purchase Agreement dated as of November 5, 2025, concluded between, among others, PLEXUS SERVICES RO SRL, a Romanian limited liability company with headquarters at 2 - 4 Eugeniu Carada Street, Bihor County, registered with the Trade Registry under no.: J5/261/2009, sole registration no.: 25153581 as a seller (the “Seller”) and MUFG BANK, LTD., with headquarters at 1251 Avenue of the Americas, 12th floor, New York, NY 10020, as purchaser (the “Purchaser”), the Seller assigned in favour of the Purchaser the receivables arising from the invoices against [please include the name and details of the relevant Approved Obligor] listed in the Annex (Invoices) attached herein.
2.    As of the date of receipt of the notice herein, any payment related to the Invoices shall be performed exclusively in the following account:
Account:    [•]
Account Number:    [•]
Reference:    [•]
or such other account notified to you from time to time.
[Note: Please include the details of the relevant Seller Accounts in accordance with the Master Accounts Receivables Purchase Agreement.]
3.    However, you shall continue to deal with the Seller, acting as servicer on behalf of the Purchaser in respect of all the receivables arising from the Invoices until you receive written notice to the contrary from the Purchaser. Upon notice to you from the Purchaser, you shall fully comply with the instructions of the Purchaser as it may notify to you.
4.    As of the date of receipt of the notice herein, any amounts due under the Invoices shall be owed to the Purchaser, the Seller acting solely as servicer for the benefit of the Purchaser and any set-off mechanism with debts against the Seller is unenforceable.

5.    Any payment not made in accordance with the above instructions will have no debt discharging effect.
Yours faithfully,
By:
[signature(s) and stamp of Plexus Services Ro SRL]
Mr. [●]
duly authorised for and on behalf of PLEXUS SERVICES RO SRL

ANNEX
Invoices

Approved Obligor	Invoice Number	Invoice Amount	Invoice Date